APOLLO GOLD CORPORATION

and

1526735 ALBERTA ULC

and

LINEAR GOLD CORP.

ARRANGEMENT AGREEMENT

Dated as of March 31, 2010

TABLE OF CONTENTS

SCHEDULES

SCHEDULE “A” PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
SCHEDULE “B” LINEAR COVERTIBLE SECURITIES

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as the 31st day of March, 2010

AMONG :

APOLLO GOLD CORPORATION,
a corporation existing under the
Business Corporations Act (Yukon),

(hereinafter referred to as “Apollo”)

OF THE FIRST PART
- and -

1526735 ALBERTA ULC,
an unlimited liability company existing under the
the Business Corporations Act (Alberta),

(hereinafter referred to as “Apollo Subco”)

OF THE SECOND PART

- and -

LINEAR GOLD CORP.,
a corporation existing under the
Canada Business Corporations Act,

(hereinafter referred to as “Linear”)

OF THE THIRD PART

WITNESSES THAT:

WHEREAS Apollo Subco is wholly-owned by Apollo;

AND WHEREAS Apollo, Apollo Subco and Linear propose to effect a business combination to combine the business and assets of Linear with those of Apollo;

AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (Alberta);

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

Section 1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Acquisition Proposal” means, with respect to Apollo or Linear, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to the other party under this Agreement or the Arrangement;

“Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended or supplemented from time to time;

“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated by the Plan of Arrangement;

 “Amalgamating Corporations” means, collectively, Apollo Subco and Linear;

“AMEX” means the NYSE Amex Equities Exchange;

“Apollo” means Apollo Gold Corporation, a corporation existing under the YBCA;

“Apollo Disclosure Documents” means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by Apollo to the public and filed pursuant to applicable Securities Laws or otherwise posted on SEDAR or EDGAR after January 1, 2009;

“Apollo Employee Plans” has the meaning ascribed thereto in subsection 3.2(ii);

“Apollo Leased Premises” has the meaning ascribed thereto in subsection 3.2(dd);

“Apollo Meeting” means the annual and special meeting, including any adjournments or postponements thereof, of the Apollo Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement;

“Apollo Options” means the outstanding options to purchase an aggregate of 11,561,871 Apollo Shares issued pursuant to the Apollo Stock Option Plan;

“Apollo Material Properties” means, collectively, those properties commonly referred to as Black Fox, Grey Fox and Pike River, in which Apollo has an interest as described in the Apollo Disclosure Documents;

“Apollo Proxy Circular” means the management information circular, including all schedules and exhibits thereto, to be prepared by Apollo with the assistance of Linear in respect of the Apollo Meeting;

“Apollo Replacement Options” means the stock options of Apollo to be granted to the holders of Linear Options on the terms and conditions set out in the Plan of Arrangement;

“Apollo Replacement Warrants” means the common share purchase warrants of Apollo to be issued to the holders of Linear Warrants on the terms and conditions set out in the Plan of Arrangement;

“Apollo Shareholders” means, at any time, the holders of Apollo Shares;

“Apollo Shares” means the common shares in the capital of Apollo;

“Apollo Stock Option Plan” means the stock option plan of Apollo adopted in December 2003 and amended and restated as of May 7, 2009;

“Apollo Subco” means 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo existing under the ABCA;

“Apollo Subsidiaries” has the meaning ascribed thereto in subsection 4.1(b);

“Apollo Support Agreements” means, collectively, the support agreements between Linear and each of the Apollo Support Parties;

“Apollo Support Parties” means the persons who shall execute and deliver to Linear an Apollo Support Agreement being R. David Russell, Melvyn Williams, Marvin Kaiser, David Peat, Richard Nanna, Robert Babensee, W.S. Vaughan, Brent Timmons, Timothy Smith, Wendy Yang, Michael Hobart and Charles Stott;

“Arrangement” means the arrangement under the provisions of Section 193 of the ABCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means articles of arrangement in respect of the Arrangement required by the ABCA to be filed with the Registrar after the Final Order is made;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Calgary, Alberta;

“Canadian GAAP” means accounting principles generally accepted in Canada;

“CBCA” means the Canada Business Corporations Act, including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Certificate” means the certificate giving effect to the Amalgamation issued by the Registrar on the Articles of Amalgamation pursuant to subsection 193(11) of the ABCA;

 “Completion Deadline” means the date by which the transactions contemplated by this Agreement are to be completed, which date shall be no later than July 2, 2010;

“Confidentiality Agreement” means the confidentiality agreement dated January 6, 2010 between Apollo and Linear;

“Continuance” means the continuance of Linear to be completed under the ABCA pursuant to the Plan of Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System;

“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

“Effective Time” means 5:00 p.m. (Toronto time) on the Effective Date;

“Environmental Laws” has the meaning ascribed thereto in subsection 3.1(kk);

“Final Order” means the order of the Court pursuant to subsection 193(9) of the ABCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Governmental Authority” means and includes, without limitation, any national, federal, provincial, state, county or municipal government, governmental or public department, court, tribunal, commission, board, bureau or agency or any political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;

“Interim Order” means the interim order of the Court, as such order may be amended, pursuant to subsection 193(4) of the ABCA made in connection with the Arrangement;

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, directives, instruments, policies, notices, directions and judgments or other requirements of any Governmental Authority;

“Lender Consent Letter” means the consent letter, dated as of March 9, 2010, among the Lenders, Linear and Apollo, pursuant to which, among other things, the Lenders consented to the Arrangement upon the terms and conditions set out therein;

“Lender Lock-Up Agreements” means, collectively, the lock-up agreements entered into by each of the Lenders dated March 18, 2010 pursuant to which each Lender agrees, among other things, not to, directly or indirectly, exercise or offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of the Apollo Shares or common share purchase warrants of Apollo held by them until December 31, 2010, or such earlier date specified therein;

“Lenders” means, collectively, Macquarie Bank Limited and RMB Australia Holdings Limited, being the lenders to Apollo under the Project Facility Agreement;

“Lender Support Agreements” means, collectively, the support agreements entered into by each of the Lenders dated March 18, 2010 pursuant to which each Lender agrees, among other things, to support and vote in favour of the Arrangement;

“Letter of Intent” means the binding letter of intent dated March 9, 2010 between Apollo and Linear, as amended March 18, 2010, setting out, among other things, the terms and conditions of the Arrangement;

“Linear” means Linear Gold Corp., a corporation existing under the CBCA;

“Linear Audited Financial Statements” has the meaning ascribed thereto in subsection 3.1(n);

“Linear Convertible Securities” means, collectively, the Linear Options and the Linear Warrants as set out in Schedule B;

“Linear Disclosure Documents” means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by Linear to the public and filed pursuant to applicable Securities Laws or otherwise posted on SEDAR after January 1, 2009;

“Linear Employee Plans” has the meaning ascribed thereto in subsection 3.1(gg);

“Linear Leased Premises” has the meaning ascribed thereto in subsection 3.1(bb);

“Linear Listed Warrants” means, collectively, an aggregate of up to 5,203,750 Linear Warrants outstanding on the date hereof which were issued pursuant to the Linear Warrant Indenture;

“Linear Meeting” means the special meeting, including any adjournments or postponements thereof, of the Linear Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Continuance and the Arrangement;

“Linear Options” means, collectively, an aggregate of up to 2,770,000 options as set out in Schedule B;

“Linear Material Properties” means, collectively, those properties commonly referred to as the Box mine and the Athona deposit, in which Linear has an interest as described in the Linear Disclosure Documents;

“Linear Proxy Circular” means the management information circular, including all schedules and exhibits thereto, to be prepared by Linear with the assistance of Apollo in respect of the Linear Meeting;

“Linear Securityholders” means, collectively, the Linear Shareholders, the holders of Linear Options and the holders of Linear Warrants;

“Linear Shareholders” means, at any time, the holders of Linear Shares;

“Linear Stock Option Plan” means the stock option plan of Linear adopted on September 29, 2006;

“Linear Shares” means the common shares in the capital of Linear;

“Linear Subsidiaries” has the meaning ascribed thereto in subsection 3.1(b);

“Linear Support Agreements” means, collectively, the support agreements between Apollo and each of the Linear Support Parties;

“Linear Support Parties” means the persons who shall execute and deliver to Apollo a Linear Support Agreement being Wade Dawe, Brian MacEachen, Keith Abriel, Howard Bird, Michael Sylvestre, Emin Eyi, Peter Dimmell, Derrick Gill,  Danny Gallivan and Michael Gross;

“Linear Warrant Indenture” means the common share purchase warrant indenture between Linear and Computershare Trust Company of Canada dated November 19, 2009 providing for, among other things, the issue of up to 5,203,750 Linear Listed Warrants;

“Linear Warrants” means, collectively, an aggregate of up to 8,177,764 warrants as set out in Schedule B;

“Material Adverse Change” when used in connection with an entity means any change (or any condition, event or development involving a prospective change) in the business, affairs, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such entity which has or is reasonably likely to have a Material Adverse Effect on such entity and its parent (if applicable) or subsidiaries, taken as a whole;

“Material Adverse Effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries, taken as a whole;

“Mining Rights” has the meaning ascribed thereto in subsection 3.1(f);

“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with Section 7.01 of the Plan of Arrangement or Section 7.1 hereof;

“Project Facility Agreement” means the agreement among Apollo, the Lenders and RMB Resources Inc. dated February 20, 2009, as amended, relating to Apollo’s credit facility in respect of Apollo’s Black Fox project;

“Receiving Party” has the meaning ascribed thereto in subsection 6.1(b)(v)(A);

“Registrar” means the Registrar of Corporations of Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

 “Reporting Provinces” means, collectively, the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador;

“Resigning Directors” means, collectively, those directors of Apollo who shall resign as directors effective as of the Effective Date and who shall cease to be directors of Apollo upon completion of the Arrangement;

“Responding Party” has the meaning ascribed thereto in subsection 6.1(c);

“SEC” means the Securities and Exchange Commission of the United States of America;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Act provided under Section 3(a)(10) thereof;

“Securities Authorities” means, collectively, the securities regulatory authorities in the provinces and territories of Canada and the United States and the states thereof, including the SEC;

“Securities Laws” means, unless the context otherwise requires, all applicable securities laws in the provinces and territories of Canada and the federal laws and regulations of United States of America and the laws and regulations of the states thereof and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other regulatory instruments of the Securities Authorities in such jurisdictions;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

“Superior Proposal” has the meaning ascribed thereto in subsection 6.1(b)(v)(A);

“Tax” and “Taxes” have the meanings ascribed thereto in subsection 3.1(o);

“Tax Act” means the Income Tax Act (Canada);

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States of America;

“YBCA” means the Business Corporations Act (Yukon), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America;

“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America; and

“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America.

In addition, words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA unless the context otherwise requires.

Section 1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

Section 1.3	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Authority, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section 1.4	Date for any Action.

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.6	Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Section 1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof which is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof which it replaces.

Section 1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP in regard to Linear and under U.S. GAAP in regard to Apollo and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP in regard to Linear and in a manner consistent with U.S. GAAP in regard to Apollo.

Section 1.9	Knowledge

Where the phrases “to the knowledge of Apollo” is used in respect of Apollo or the Apollo Subsidiaries or “to the knowledge of Linear” is used in respect of Linear or the Linear Subsidiaries, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (i) in the case of Apollo and the Apollo Subsidiaries, the collective actual knowledge of David Russell and Mel Williams after due enquiry and (ii) in the case of Linear and the Linear Subsidiaries, the collective actual knowledge of Wade Dawe, Keith Abriel and Brian MacEachen after due enquiry.

Section 1.10	Meaning of Certain Phrase

In this Agreement the phrase “in the ordinary course of business” shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration for and development of precious and base metals and in the construction and operation of precious and base metal mines, and “including” means “including, without limitation”.

Section 1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter

A	Plan of Arrangement
B	Linear Convertible Securities

ARTICLE 2
THE ARRANGEMENT

Section 2.1	Arrangement

The Amalgamating Corporations shall amalgamate by way of arrangement pursuant to Section 193 of the ABCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement, and the Arrangement shall be comprised of substantially the events or transactions, taken in the sequence indicated, in Schedule A to this Agreement.

Section 2.2	Effective Date

The Arrangement shall become effective at the Effective Time and at such time the Amalgamating Corporations shall amalgamate and continue as one unlimited liability corporation (the “Surviving Corporation”) on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

Section 2.3	Board of Directors

As of the Effective Time, the board of directors of Apollo (the “New Board”) shall consist of seven (7) directors appointed as follows:  three (3) current Apollo board members or Apollo nominees; three (3) Linear nominees (including Wade Dawe who shall be appointed Chairman of the Board of Directors); and one (1) nominee who shall be a technical person mutually agreed upon by Apollo and Linear.  For greater certainty, subject to delivery of customary mutual releases (in a form acceptable to Linear, acting reasonably), each of the Resigning Directors shall resign as a director of Apollo effective as of the Effective Time.

Section 2.4	Name Change

Immediately following the Effective Time, Apollo shall file articles of amendment with the Registrar under the YBCA to change the name of Apollo to a name to be agreed to by Apollo and Linear.

Section 2.5	Management Changes

Apollo hereby agrees that immediately prior to the completion of the Arrangement Linear shall effect all management terminations, buyouts, severance payments and retention bonuses in respect of Linear management and staff in accordance with management contracts and common law and, subject to the approval of the board of directors of Linear, in amounts not to exceed an aggregate of $1,700,000.  Apollo agrees that upon completion of the Arrangement, Apollo will enter into employment agreements with any Linear management and staff whose employment shall continue with the Surviving Corporation following completion of the Arrangement in form and substance satisfactory to each of Linear and Apollo, each acting reasonably.  Upon completion of the Arrangement, R. David Russell shall resign as President and Chief Executive Officer of Apollo and, subject to delivery of customary releases, shall be paid all termination and other amounts owing pursuant to his employment agreement (which the parties hereby agree shall not exceed approximately US$1,700,000 in the aggregate) and an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on the date hereof will remain in effect for a period of one year following the Effective Date.  Upon completion of the Arrangement, R. David Russell shall enter into a consulting agreement with the Surviving Corporation in form and substance satisfactory to Linear and Apollo, each acting reasonably.

Section 2.6	Consultation

Apollo and Linear will consult with the other in issuing any press release or otherwise making any public statement with respect to this Agreement, the Arrangement or their respective businesses and in making any filing with any Governmental Authority, Securities Authority or stock exchange with respect thereto. Each of Apollo and Linear shall use its commercially reasonable best efforts to enable the other to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof.

Section 2.7	Court Proceedings

As soon as is reasonably practicable after the date of execution of this Agreement, Linear and Apollo Subco shall apply to the Court pursuant to Section 193 of the ABCA for an order approving the Arrangement and, in connection with such application, Linear and Apollo Subco shall:

(a)	file, proceed with and diligently prosecute an application to the Court for the Interim Order providing for, among other things, the calling and holding of the Linear Meeting; and

(b)
subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

The notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Linear and Apollo Subco, each acting reasonably, and, in the case of the application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(i)	for the persons to whom notice is to be provided in respect of the Arrangement for the Linear Meeting and for the manner in which such notice is to be provided;

(ii)
that the requisite approval of the Linear Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by Linear Shareholders present in person or represented by proxy at the Linear Meeting;

(iii)	that in all other respects, the terms, conditions and restrictions of the Linear constating documents, including quorum requirements and other matters, shall apply in respect of the Linear Meeting;

(iv)	for the grant of the Dissent Rights;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Linear Meeting may be adjourned from time to time by management of Linear without the need for additional approval of the Court; and

(vii)	that the record date for Linear Shareholders entitled to notice of and to vote at the Linear Meeting will not change in respect of any adjournment(s) of the Linear Meeting.

Section 2.8	U.S. Securities Law Matters

The parties agree that the Arrangement will be carried out with the intention that all Apollo Shares and other securities of Apollo issued on completion of the Arrangement to the Linear Securityholders will be issued by Apollo in reliance on the exemption from the registration requirements of the 1933 Act, provided by the Section 3(a)(10) Exemption.  In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Linear Securityholders subject to the Arrangement;

(d)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Linear Securityholders;

(e)
Linear will ensure that each Linear Securityholder entitled to receive securities of Apollo on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Linear Securityholders will be advised that the securities of Apollo issued in the Arrangement have not been registered under the 1933 Act and will be issued  by Apollo in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act with respect to affiliates of Apollo;

(g)
the Interim Order will specify that each Linear Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Apollo, pursuant to the Plan of Arrangement.”

Section 2.9	Articles of Arrangement

Subject to the rights of termination contained in Section 7.3 hereof, upon the Linear Shareholders approving the Continuance in accordance with the CBCA and the Arrangement in accordance with the Interim Order, the Amalgamating Corporations obtaining the Final Order, the Apollo Shareholders approving the Arrangement at the Apollo Meeting as required by this Agreement and applicable Laws, including the rules and policies of the TSX and AMEX, and the other conditions contained in Article 5 hereof being complied with or waived, Linear shall proceed with the Continuance and thereafter the Amalgamating Corporations shall jointly file Articles of Arrangement, in duplicate, with the Registrar together with such other documents as may be required in order to effect the Arrangement.

Section 2.10	Cancellation of Apollo Shares

Effective as of the Effective Time, an aggregate of 62,500,000 Apollo Shares owned by Linear shall be cancelled without any payment.

Section 2.11	Closing

The closing of the Arrangement will take place at the offices of Fogler, Rubinoff LLP, 95 Wellington Street West, Suite 1200, Toronto-Dominion Centre, Toronto, Ontario at 9:00 a.m. on the Effective Date.

Section 2.12	U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Internal Revenue Code.  Each party, to the extent it is required to make any filings in the United States, agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code for all U.S. federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Internal Revenue Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a "determination" within the meaning of Section 1313 of the U.S. Internal Revenue Code that such treatment is not correct or in connection with the settlement of a tax controversy.  Each party hereto agrees to act in a manner that is consistent with the parties’ intention that the Arrangement be treated as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code for all U.S. federal income tax purposes.  However, neither Apollo nor Apollo Subco makes any representation or warranty to Linear, any Linear Shareholder, any holder of Linear Options or any holder of Linear Warrants regarding (a) the qualification of the amalgamation of Amalgamating Corporations as a “reorganization” within the meaning of section 368(a)(1) of the U.S. Internal Revenue Code or (b) the U.S. federal income tax consequences of the amalgamation of the Amalgamating Corporations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of Linear.

Linear hereby represents and warrants to and in favour of Apollo and Apollo Subco and acknowledges that each of Apollo and Apollo Subco is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)
each of Linear and each of the Linear Subsidiaries is a corporation duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and Linear has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)
Linear has no subsidiaries other than the following (the “Linear Subsidiaries” and each an “Linear Subsidiary”) and, other than the acquisition by Linear of an aggregate of 62,500,000 Apollo Shares effective March 19, 2010, no investment in any person which, for the financial year ended March 31, 2009 accounted for or which, for the financial year ending March 31, 2010 is expected to account for, more than five percent of the consolidated assets or consolidated revenues of Linear or would otherwise be material to the business and affairs of Linear on a consolidated basis:

Linear Subsidiaries	Corporate Jurisdiction	Percentage Ownership

Linear Gold Caribe, S.A.	Panama	100%
Linear Gold Holdings Corp.	Canada	100%
Linear Gold Mexico, S.A. de C.V.	Mexico	100%
Linear Gold Mineracao Ltda.	Brazil	100%
Servicios Ixhuatán, S.A. de C.V.	Mexico	100%
7153945 Canada Inc.	Canada	100%

(c)
Linear owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Linear Subsidiaries set out above, all of the issued and outstanding shares of the Linear Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Linear Disclosure Documents, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Linear or any of the Linear Subsidiaries of any interest in any of the shares in the capital of any of the Linear Subsidiaries;

(d)
other than as disclosed in the Linear Disclosure Documents, Linear and each of the Linear Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Linear or any Linear Subsidiary.  In particular, without limiting the generality of the foregoing, neither Linear nor any of the Linear Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Linear Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Linear or any Linear Subsidiary;

(e)
except as disclosed in the Linear Disclosure Documents, (A) Linear and the Linear Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material property or assets as described in the Linear Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of Linear or any Linear Subsidiary as currently conducted, (B) none of Linear or any Linear Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights and (C) none of Linear or any Linear Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to such Mining Rights;

(f)
except as disclosed in the Linear Disclosure Documents, Linear and the Linear Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located (collectively, “Mining Rights”), in respect of the ore bodies and minerals located in properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Linear or the applicable Linear Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Linear or any Linear Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary; Linear and the Linear Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents granting Linear or the applicable Linear Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Linear or the applicable Linear Subsidiary, with only such exceptions as do not interfere with the use made by Linear or the applicable Linear Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Linear or a Linear Subsidiary except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary. The Mining Rights in respect of Linear’s properties, as disclosed in the Linear Disclosure Documents, constitute a description of all material Mining Rights held by Linear and the Linear Subsidiaries;

(g)
Linear has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Linear Material Properties or the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Linear, no such information contains any material misrepresentation. Except as disclosed in the Linear Disclosure Documents, Linear does not have any knowledge of a Material Adverse Change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;

(h)
to the best of the knowledge of Linear, except as disclosed in the Linear Disclosure Documents, the technical reports in respect of each of the Linear Material Properties, as supplemented by the disclosure in respect of such properties in the Linear Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of each of the Linear Material Properties, respectively, except as disclosed in the Linear Disclosure Documents, there has been no change of which Linear is aware that would disaffirm any aspect of such reports in any material respect, other than a contemplated increase in capital expenditures;

(i)
Linear is a reporting issuer under the Securities Laws of each of the provinces of British Columbia, Alberta, Manitoba, Ontario, Quebec, Nova Scotia, is not in default of any requirement of such Securities Laws and Linear is not included on a list of defaulting reporting issuers maintained by the Securities Authorities of such provinces;

(j)
Linear is not subject to any cease trade order or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Linear, no investigation or other proceedings involving Linear which may operate to prevent or restrict trading of any securities of Linear are currently in progress or pending before any applicable stock exchange or Securities Authority;

(k)
the execution and delivery of this Agreement, the performance by Linear of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Linear including, without limitation, applicable Securities Laws and the policies, rules and regulations of the TSX; (B) the constating documents, by-laws or resolutions of Linear which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Linear is a party or by which it is bound; or (D) any judgment, decree or order binding Linear, any Linear Subsidiary or the property or assets thereof;

(l)
Linear is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change in respect of Linear and the Linear Subsidiaries (taken as a whole) since December 31, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Linear Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Linear has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;

(m)	except as disclosed in the Linear Disclosure Documents, neither Linear nor any Linear Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:

(A)
the purchase of any material property or assets or any interest therein, other than the purchase of the residual 16.875% participating interest in the Crackingstone Joint Venture for $50,000, or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Linear or any Linear Subsidiary whether by asset sale, transfer of shares or otherwise;

(B)
the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Linear) of Linear or any Linear Subsidiary; or

(C)	a proposed or planned disposition of shares by any Linear Shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Linear or any Linear Subsidiary;

(n)
the audited consolidated financial statements of Linear as at and for the year ended March 31, 2009 (the “Linear Audited Financial Statements”) and consolidated comparative financial statements for the nine months ended December 31, 2009 have been prepared in accordance with Canadian GAAP and present fully, fairly and correctly in all material respects, the consolidated financial condition of Linear as at the date thereof and the results of the operations and the changes in the financial position of Linear for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Linear and except as disclosed in the Linear Disclosure Documents, there has been no change in accounting policies or practices of Linear since December 31, 2009;

(o)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (individually, a “Tax” and, collectively, “Taxes”) due and payable by Linear and the Linear Subsidiaries have been paid, except where the failure to pay such Taxes would not constitute an adverse material fact in respect of Linear or any Linear Subsidiary or have a Material Adverse Effect on Linear or any Linear Subsidiary.  All Tax returns, declarations, remittances and filings required to be filed by Linear and the Linear Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary.  To the best of the knowledge of Linear, no examination of any Tax return of Linear or any Linear Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Linear or any Linear Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary;

(p)
Linear’s auditors who audited the Linear Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Linear and Linear’s auditors or, to the knowledge of Linear, any former auditors of Linear;

(q)
other than: (i) 2,770,000 Linear Shares issuable pursuant to outstanding stock options of Linear; and (ii) 8,177,764 Linear Shares issuable pursuant to the Linear Warrants, no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Linear or of any of the Linear Subsidiaries;

(r)
to Linear’s knowledge, other than the Linear Support Agreements, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Linear or of the Linear Subsidiaries;

(s)
except as disclosed in the Linear Disclosure Documents, none of the officers or employees of Linear or of any Linear Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Linear or securities of any person exchangeable for more than 10% of any class of securities of Linear, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Linear or any of the Linear Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Linear on a consolidated basis;

(t)
except as disclosed in the Linear Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Linear or any Linear Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Linear and the Linear Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Linear or any Linear Subsidiary and, to the knowledge of Linear, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Linear or with respect to its properties;

(u)
except as disclosed in the Linear Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Linear’s knowledge, threatened against or affecting Linear, the Linear Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Linear’s knowledge, there is no basis therefor and neither Linear nor any Linear Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Linear or any Linear Subsidiary or that would adversely affect the ability of Linear to perform its obligations under this Agreement;

(v)
none of Linear nor any of the Linear Subsidiaries is in violation of its constating documents or, except as disclosed in the Linear Disclosure Documents, in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(w)
Linear and each of the Linear Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Linear and the Linear Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(x)
except as disclosed in the Linear Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Linear and the Linear Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, neither Linear nor any Linear Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated.  All material leases, licences and other agreements pursuant to which Linear or any Linear Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement.  None of the properties (or any interest in, or right to earn an interest in, any property) of Linear or any Linear Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Linear Disclosure Documents;

(y)
this Agreement has been duly authorized and executed and delivered by Linear and constitutes a valid and binding obligation of Linear and is enforceable against Linear in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(z)
the authorized capital of Linear consists of an unlimited number of Linear Shares, of which, as at the close of business on March 29, 2010, 44,222,573 Linear Shares were issued and outstanding as fully paid and non-assessable shares of Linear;

(aa)	other than as set out in the Linear Disclosure Documents, neither Linear nor any of the Linear Subsidiaries has made any loans to or guaranteed the obligations of any person;

(bb)
with respect to those leased premises of Linear or the Linear Subsidiaries which are material to Linear and the Linear Subsidiaries on a consolidated basis and which Linear or any of the Linear Subsidiaries occupies as tenant (the “Linear Leased Premises”), Linear or such Linear Subsidiary occupies the Linear Leased Premises and has the exclusive right to occupy and use the Linear Leased Premises and each of the leases pursuant to which Linear and/or the Linear Subsidiaries occupies the Linear Leased Premises is in good standing and in full force and effect;

(cc)
the assets of Linear and the Linear Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Linear has not failed to promptly give any notice of any material claim thereunder;

(dd)
each of Linear and each of the Linear Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such Laws could not reasonably be expected to have a Material Adverse Effect on Linear or any Linear Subsidiary, and has not and is not engaged in any unfair labour practice;

(ee)
there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Linear’s or any of the Linear Subsidiaries’ business, taken as a whole, and each of Linear and each of the Linear Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;

(ff)
no union has been accredited or otherwise designated to represent any employees of Linear or any of the Linear Subsidiaries and, to the knowledge of Linear, no accreditation request or other representation question is pending with respect to the employees of Linear or any of the Linear Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Linear’s facilities and none is currently being negotiated by Linear or any Linear Subsidiary;

(gg)
the Linear Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Linear for the benefit of any current or former director, officer, employee or consultant of Linear (the “Linear Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Linear Employee Plans;

(hh)
Linear maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP and to maintain accountability for assets.  Linear has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Linear’s auditors and the audit committee of Linear’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Linear’s ability to record, process, summarize and report financial information and has identified for Linear’s auditors and Linear’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Linear’s internal control over financial reporting;

(ii)
management of Linear has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Linear in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Law is recorded, processed, summarized and reported within the time periods specified in such legislation, laws and rules. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Linear in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Law is accumulated and communicated to Linear’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(jj)
except as disclosed in the Linear Disclosure Documents, none of the directors, officers or employees of Linear or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Linear or its Linear Subsidiaries which materially affects, is material to or will materially affect Linear or any Linear Subsidiary;

(kk)
the minute books and records of Linear and the Linear Subsidiaries made available to Apollo and its counsel in connection with their due diligence investigation of Linear for the periods from January 1, 2007 to the date hereof are all of the minute books and records of Linear and the Linear Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Linear and the Linear Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Linear or any of its Linear Subsidiaries to the date hereof not reflected in such minute books and other records;

(ll)
neither Linear  nor any of its Linear Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Linear Leased Premises, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(mm)
without limiting the generality of the immediately preceding paragraph, neither Linear nor any of the Linear Subsidiaries have any knowledge of, and have not received any notice of, any currently outstanding material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Linear or any Linear Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Linear is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and to the knowledge of Linear neither Linear, nor any Linear Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(nn)
there are no orders, rulings or directives issued, pending or, to the best of Linear’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Linear or any of the Linear Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Linear or any of the Linear Subsidiaries (including the Linear Leased Premises) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(oo)
Linear and the Linear Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities and those arising under permits, licenses or approvals from applicable Governmental Authorities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;

(pp)
all information which has been prepared by Linear and the Linear Subsidiaries relating to Linear and the Linear Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Apollo, including all financial, marketing, sales and operational information provided to Apollo is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(qq)
Linear is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII – Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario);

(rr)
Linear has not entered into any arrangement whereby Linear will have any liability for financial advisor’s, broker’s or finder’s fees (including, without limitation, any disbursements, expenses or fairness opinion) in respect of the Arrangement, except for Linear’s fees and disbursements to its financial advisors.  Linear has provided to Apollo true and correct copies of its agreements with each of its financial advisors;

(ss)	Linear is not in material breach of, and has complied in all material respects with all of its covenants and other obligations set out in, the Letter of Intent as of the date of this Agreement; and

(tt)
other than any Tax payable by Linear resulting from the anticipated deemed disposition of the outstanding shares of Linear Gold Mexico, S.A. de C.V. occurring as a result of the completion of the Arrangement, which, to the knowledge of Linear and based on currently available information, Linear believes will not result in a material Tax liability or material withholding Tax obligation in respect of Linear or any Linear Subsidiary, the transactions contemplated by this Agreement will not cause Apollo Subco, Linear, any Linear Subsidiary or the Surviving Corporation to incur any Tax liability or be subject to any withholding Tax obligation with respect to any Linear Subsidiary in any jurisdiction in which such Linear Subsidiary is organized, conducts business or owns real property.

Section 3.2	Representations and Warranties of Apollo and Apollo Subco.

Apollo and Apollo Subco hereby jointly and severally represent and warrant to and in favour of Linear and acknowledge that Linear is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)
each of Apollo and each of the Apollo Subsidiaries is a corporation duly incorporated, continued or amalgamated and validly existing under the Laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and each of Apollo and Apollo Subco has all requisite power and authority to enter into this Agreement and to carry out their respective obligations hereunder;

(b)
Apollo has no subsidiaries other than the following (the “Apollo Subsidiaries” and each an “Apollo Subsidiary”) and, other than the transactions contemplated by this Agreement, no investment in any person which, for the financial year ended December 31, 2009 accounted for or which, for the financial year ending December 31, 2010 is expected to account for, more than five percent of the consolidated assets or consolidated revenues of Apollo or would otherwise be material to the business and affairs of Apollo on a consolidated basis:

Apollo Subsidiaries	Corporate Jurisdiction	Percentage Ownership

Apollo Gold, Inc.	Delaware	100%
Mine Development Finance, Inc.	Delaware	100%
Minera Sol de ORO S.A. de C.V.	Mexico	100%
Minas de Argonautas S de R.L. de C.V.	Mexico	100%
1526735 Alberta ULC	Alberta	100%

(c)
Apollo owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Apollo Subsidiaries set out above, all of the issued and outstanding shares of the Apollo Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Apollo Disclosure Documents, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Apollo or any of the Apollo Subsidiaries of any interest in any of the shares in the capital of any of the Apollo Subsidiaries.

(d)
other than as disclosed in the Apollo Disclosure Documents, each of Apollo and each of the Apollo Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  In particular, without limiting the generality of the foregoing, neither Apollo nor any of the Apollo Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Apollo Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Apollo or any Apollo Subsidiary;

(e)
except as disclosed in the Apollo Disclosure Documents, (A) Apollo and the Apollo Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material property or assets as described in the Apollo Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of Apollo or any Apollo Subsidiary as currently conducted, (B) none of Apollo or any Apollo Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights, and (C) none of Apollo or any Apollo Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to such Mining Rights;

(f)
except as disclosed in the Apollo Disclosure Documents, Apollo and the Apollo Subsidiaries hold Mining Rights in respect of the ore bodies and minerals located in properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Apollo or the applicable Apollo Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Apollo or any Apollo Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable Laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary; Apollo and the Apollo Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents granting Apollo or the applicable Apollo Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Apollo or the applicable Apollo Subsidiary, with only such exceptions as do not interfere with the use made by Apollo or the applicable Apollo Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Apollo or an Apollo Subsidiary except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary. The Mining Rights in respect of Apollo’s properties, as disclosed in the Apollo Disclosure Documents, constitute a description of all material Mining Rights held by Apollo and the Apollo Subsidiaries;

(g)
Apollo has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Apollo Material Properties for the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Apollo, no such information contains any material misrepresentation. Except as disclosed in the Apollo Disclosure Documents, Apollo does not have any knowledge of a Material Adverse Change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;

(h)
to the best of the knowledge of Apollo, except as disclosed in the Apollo Disclosure Documents, the technical reports in respect of each of the Apollo Material Properties, as supplemented by the disclosure in respect of such properties in the Apollo Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of each of the Apollo Material Properties, respectively, except as disclosed in the Apollo Disclosure Documents, there has been no change of which Apollo is aware that would disaffirm any aspect of such reports in any material respect;

(i)
Apollo is a reporting issuer under the Securities Laws of each of the Reporting Provinces, is not in default of any requirement of such Securities Laws and Apollo is not included on a list of defaulting reporting issuers maintained by the Securities Authorities of such provinces;

(j)
Apollo is not subject to any cease trade order or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Apollo, no investigation or other proceedings involving Apollo which may operate to prevent or restrict trading of any securities of Apollo are currently in progress or pending before any applicable stock exchange or Securities Authority;

(k)
the execution and delivery of this Agreement, the performance by each of Apollo and Apollo Subco of their respective obligations hereunder and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Apollo or Apollo Subco including, without limitation, applicable Securities Laws and the policies, rules and regulations of the TSX and the AMEX; (B) the constating documents, by-laws or resolutions of Apollo or Apollo Subco which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which either Apollo or Apollo Subco is a party or by which they are bound; or (D) any judgment, decree or order binding Apollo, any Apollo Subsidiary, or the property or assets thereof;

(l)
Apollo is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and AMEX and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change in respect of Apollo and the Apollo Subsidiaries (taken as a whole) since December 31, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Apollo Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Apollo has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;

(m)	except as disclosed in the Apollo Disclosure Documents, neither Apollo nor any Apollo Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:

(A)
the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Apollo or any Apollo Subsidiary whether by asset sale, transfer of shares or otherwise;

(B)
the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Apollo) of Apollo or any Apollo Subsidiary; or

(C)	a proposed or planned disposition of shares by any Apollo Shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Apollo or any Apollo Subsidiary;

(n)
the audited consolidated financial statements of Apollo as at and for the year ended December 31, 2009 (the “Apollo Audited Financial Statements”) have been prepared in accordance with U.S. GAAP and present fully, fairly and correctly in all material respects, the consolidated financial condition of Apollo as at the date thereof and the results of the operations and the changes in the financial position of Apollo for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Apollo and, except as disclosed in the Apollo Disclosure Documents, there has been no change in accounting policies or practices of Apollo since December 31, 2009;

(o)
all Taxes due and payable by Apollo and the Apollo Subsidiaries have been paid, except where the failure to pay such Taxes would not constitute an adverse material fact in respect of Apollo or any Apollo Subsidiary or have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  All Tax returns, declarations, remittances and filings required to be filed by Apollo and the Apollo Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  To the best of the knowledge of Apollo, no examination of any Tax return of Apollo or any Apollo Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Apollo or any Apollo Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary;

(p)
Apollo’s auditors who audited the Apollo Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Apollo and Apollo’s auditors or, to the knowledge of Apollo, any former auditors of Apollo;

(q)
other than: (i) 11,594,371 Apollo Shares issuable pursuant to outstanding stock options of Apollo and an additional 85,000 Apollo Shares issuable pursuant to stock options of Apollo to be granted after public announcement of the Arrangement; (ii) 104,138,178 Apollo Shares issuable pursuant to outstanding common share purchase warrants of Apollo; (iii) 1,592,733 Apollo Shares issuable to Duane Duffy, Glenn Duffy, Luke Garvey and James Ober pursuant to a letter of intent dated February 22, 2010 among Apollo, Calais Resources, Inc.; (iv) 8,580,000 Apollo Shares issuable pursuant to convertible debentures; and (v) 2,448,390 Apollo Shares issuable pursuant to agents’ compensation units, and the foregoing persons, no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Apollo or of any of the Apollo Subsidiaries;

(r)
to Apollo's knowledge, other than the Apollo Support Agreements, the Lender Support Agreements and the Lender Lock-Up Agreements, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Apollo or of the Apollo Subsidiaries;

(s)
except than as set forth in the Apollo Disclosure Documents, none of the officers or employees of Apollo or of any Apollo Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Apollo or securities of any person exchangeable for more than 10% of any class of securities of Apollo, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Apollo or any of the Apollo Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Apollo on a consolidated basis;

(t)
except as disclosed in the Apollo Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Apollo or any Apollo Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Apollo and the Apollo Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Apollo or any Apollo Subsidiary and, to the knowledge of Apollo, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Apollo or with respect to its properties;

(u)
except as disclosed in the Apollo Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Apollo’s knowledge, threatened against or affecting Apollo, the Apollo Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Apollo’s knowledge, there is no basis therefor and neither Apollo nor any Apollo Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Apollo or any Apollo Subsidiary or that would adversely affect the ability of Apollo or Apollo Subco to perform their respective obligations under this Agreement;

(v)
none of Apollo nor any of the Apollo Subsidiaries is in violation of its constating documents or, except as disclosed in the Apollo Disclosure Documents, in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(w)
Apollo or one of the Apollo Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Apollo and the Apollo Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(x)
except as disclosed in the Apollo Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Apollo and the Apollo Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, neither Apollo nor any Apollo Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated.  All material leases, licences and other agreements pursuant to which Apollo or any Apollo Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement.  None of the properties (or any interest in, or right to earn an interest in, any property) of Apollo or any Apollo Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Apollo Disclosure Documents;

(y)
this Agreement has been duly authorized and executed and delivered by each of Apollo and Apollo Subco and constitutes a valid and binding obligation of each of Apollo and Apollo Subco and is enforceable against each of Apollo and Apollo Subco in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law;

(z)
the authorized capital of Apollo consists of an unlimited number of Apollo Shares, of which, as at the close of business on March 29, 2010, 337,973,660 Apollo Shares were issued and outstanding as fully paid and non-assessable shares of Apollo;

(aa)
the authorized capital of Apollo Subco consists of an unlimited number of common shares (“Subco Common Shares”) and an unlimited number of preferred shares issuable in series, of which, as at the close of business on March 29, 2010, one Subco Common Share and no preferred shares were issued and outstanding as fully paid and non-assessable shares of Apollo Subco;

(bb)
the Apollo Shares to be issued in exchange for Linear Shares pursuant to the Arrangement will, upon issue, be issued as fully paid and non-assessable shares in the capital of Apollo and the Apollo Shares issuable upon exercise of the Apollo Replacement Options and the Apollo Replacement Warrants will be issued as fully paid and non-assessable shares in the capital of Apollo on payment of the purchase price therefor;

(cc)	other than as set out in the Apollo Disclosure Documents, neither Apollo nor any of the Apollo Subsidiaries has made any loans to or guaranteed the obligations of any person;

(dd)
with respect to those leased premises of Apollo or the Apollo Subsidiaries which are material to Apollo and the Apollo Subsidiaries on a consolidated basis and which Apollo or any of the Apollo Subsidiaries occupies as tenant (the “Apollo Leased Premises”), Apollo or such Apollo Subsidiary occupies the Apollo Leased Premises and has the exclusive right to occupy and use the Apollo Leased Premises and each of the leases pursuant to which Apollo and/or the Apollo Subsidiaries occupies the Apollo Leased Premises is in good standing and in full force and effect;

(ee)
the assets of Apollo and the Apollo Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Apollo has not failed to promptly give any notice of any material claim thereunder;

(ff)
each of Apollo and each of the Apollo Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such Laws could not reasonably be expected to have a Material Adverse Effect on Apollo or any Apollo Subsidiary, and has not and is not engaged in any unfair labour practice;

(gg)
there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Apollo’s or any of the Apollo Subsidiaries’ business, taken as a whole, and Apollo and each of the Apollo Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;

(hh)
no union has been accredited or otherwise designated to represent any employees of Apollo or any of the Apollo Subsidiaries and, to the knowledge of Apollo, no accreditation request or other representation question is pending with respect to the employees of Apollo or any of the Apollo Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Apollo’s facilities and none is currently being negotiated by Apollo or any Apollo Subsidiary;

(ii)
the Apollo Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Apollo for the benefit of any current or former director, officer, employee or consultant of Apollo (the “Apollo Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Apollo Employee Plans;

(jj)
Apollo maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets.  Apollo has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Apollo’s auditors and the audit committee of Apollo’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Apollo’s ability to record, process, summarize and report financial information and has identified for Apollo’s auditors and Apollo’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Apollo’s internal control over financial reporting;

(kk)
management of Apollo has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Apollo in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Law is recorded, processed, summarized and reported within the time periods specified in such legislation, laws and rules. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Apollo in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Law is accumulated and communicated to Apollo’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(ll)
following completion of the Arrangement pursuant to the terms and conditions of this Agreement and the Plan of Arrangement, Apollo will not be required to register as an “investment company” pursuant to the 1940 Act;

(mm)
except as disclosed in the Apollo Disclosure Documents, none of the directors, officers or employees of Apollo or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Apollo or its Apollo Subsidiaries which materially affects, is material to or will materially affect Apollo or any Apollo Subsidiary;

(nn)
the minute books and records of Apollo and the Apollo Subsidiaries made available to Linear and its counsel in connection with their due diligence investigation of Apollo for the periods from January 1, 2007 to the date hereof are all of the minute books and records of Apollo and the Apollo Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Apollo and the Apollo Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Apollo or any of its Apollo Subsidiaries to the date hereof not reflected in such minute books and other records;

(oo)
neither Apollo  nor any of its Apollo Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Apollo Leased Premises, any Environmental Laws which would have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;

(pp)
without limiting the generality of the immediately preceding paragraph, Apollo and each of the Apollo Subsidiaries do not have any knowledge of, and have not received any notice of, any currently outstanding material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Apollo or any Apollo Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Apollo is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and to the knowledge of Apollo neither Apollo, nor any Apollo Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;

(qq)
there are no orders, rulings or directives issued, pending or, to the best of Apollo’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Apollo or any of the Apollo Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Apollo or any of the Apollo Subsidiaries (including the Apollo Leased Premises) which would have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;

(rr)
Apollo and the Apollo Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration, development and mining activities and those arising under permits, licenses or approvals from applicable Governmental Authorities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;

(ss)
all information which has been prepared by Apollo and the Apollo Subsidiaries relating to Apollo and the Apollo Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Linear, including all financial, marketing, sales and operational information provided to Linear is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(tt)
Apollo is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII – Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario);

(uu)
Apollo has not entered into any arrangement whereby Apollo will have any liability for financial advisor’s, broker’s or finder’s fees (including, without limitation, any disbursements, expenses or fairness opinion) in respect of the Arrangement, except for Apollo’s fees and disbursements to its financial advisors.  Apollo has provided to Linear true and correct copies of its agreements with each of its financial advisors;

(vv)	Apollo is not in material breach of, and has complied in all material respects with all its covenants and other obligations set out in, the Letter of Intent as of the date of this Agreement; and

(ww)
the transactions contemplated by this Agreement will not cause Apollo, any Apollo Subsidiary or the Surviving Corporation to incur any Tax liability or be subject to any withholding Tax obligation with respect to Apollo or any Apollo Subsidiary in any jurisdiction in which Apollo or such Apollo Subsidiary is organized, conducts business or owns real property.

Section 3.3	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date. Any investigation by Apollo or Linear and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 4
COVENANTS

Section 4.1	Covenants of Linear

Subject to Section 6.1 and Section 6.2, Linear hereby covenants and agrees with Apollo and Apollo Subco as follows:

(a)
as soon as practicable following the execution of this Agreement, Linear shall, jointly with Apollo Subco, file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Apollo and Apollo Subco, acting reasonably;

(b)	in a timely and expeditious manner, Linear shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Linear;

(ii)
prepare with the assistance of Apollo, and file as promptly as reasonably practicable, the Linear Proxy Circular (which shall be in a form satisfactory to Apollo, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Linear Proxy Circular is required to be filed and mail the Linear Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, including the rules and policies of the TSX, in and to all jurisdictions where the Linear Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws, including the rules and policies of the TSX, on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements and the rules and policies of the TSX, and not containing any misrepresentation (as defined under applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by Apollo for which neither Linear nor its directors or officers assume any responsibility for the accuracy or completeness of;

(iii)
subject to the terms of this Agreement: (a) take all commercially reasonable lawful action to solicit Linear Shareholders to vote in favour of the Continuance and the Arrangement including, without limitation, if deemed advisable, retaining a proxy solicitation agent to solicit Linear Shareholders to vote in favour of the Arrangement (on condition such agent can be engaged at reasonable expense); (b) recommend to all holders of Linear Shares that they vote in favour of the Continuance and the Arrangement and the other transactions contemplated hereby or thereby; and (c) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to Apollo such recommendation except as expressly permitted by Sections 6.1 and 6.2 hereof;

(iv)
use reasonable efforts to deliver or cause to be delivered to Apollo or its legal counsel all certificates and legal, tax and other opinions necessary to support the disclosure contained or to be contained in the Linear Proxy Circular;

(v)	convene the Linear Meeting on such date as provided in the Interim Order or such later date that may be mutually agreed upon with Apollo;

(vi)	provide notice to Apollo of the Linear Meeting and allow representatives of Apollo to attend the Linear Meeting;

(vii)	conduct the Linear Meeting in accordance with the Interim Order, the CBCA, the by-laws of Linear and as otherwise required by applicable Laws; and

(viii)	take all such actions as may be required under the CBCA and the ABCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

(c)
Linear shall not adjourn, postpone or cancel the Linear Meeting (or propose to do so), except: (i) if a quorum is not present at the Linear Meeting; (ii) if required by applicable Laws; or (iii) if required by the Linear Shareholders;

(d)
in a timely and expeditious manner, Linear shall prepare (in consultation with Apollo), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Linear Proxy Circular (which amendments or supplements shall be in a form satisfactory to Apollo, acting reasonably) with respect to the Linear Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof;

(e)
subject to the approval at the Linear Meeting of the Continuance in accordance with the CBCA and the Arrangement in accordance with the provisions of the Interim Order and the approval of the Arrangement at the Apollo Meeting in accordance with applicable Laws, including the rules and policies of the TSX and AMEX, Linear shall complete the Continuance and shall, jointly with Apollo Subco, forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably;

(f)
Linear shall forthwith carry out the terms of the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favour of Linear, Apollo and Apollo Subco set forth herein, at a time and on a date to be agreed by Apollo and Linear, file the Articles of Arrangement with the Registrar in order for the Arrangement to become effective;

(g)
except for proxies and other non-substantive communications, Linear shall furnish promptly to Apollo a copy of each notice, report, schedule or other document or communication delivered, filed or received by Linear in connection with this Agreement, the Arrangement, the Interim Order or the Linear Meeting or any other meeting at which all Linear Shareholders are entitled to attend relating to special business, any filings made under any applicable Law and any dealings or communications with any Governmental Authority, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement;

(h)
other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Linear shall, and shall cause the Linear Subsidiaries to, conduct business only in the usual and ordinary course of business and consistent with past practice, and Linear shall use all reasonable commercial efforts to maintain and preserve Linear’s and the Linear Subsidiaries’ business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to its assets and become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(i)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Linear shall not:

(i)
except in connection with an internal reorganization implemented in conjunction with the Arrangement: (A) amend Linear’s or any Linear Subsidiary’s constating documents; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, or property) in respect of its outstanding securities; (C) issue or agree to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after the date hereof in a manner consistent with past practice; (D) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to its constating documents); (E) split, combine or reclassify any of its securities; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)
except as previously disclosed in writing to Apollo or expressly publicly disclosed by Linear in documents filed on SEDAR prior to the date hereof, without prior consultation with and the consent of Apollo, such consent not to be unreasonably withheld, directly or indirectly: (A) sell, pledge, dispose of or encumber any assets other than in the ordinary course of business for consideration in excess of US$500,000 individually or US$1,000,000 in the aggregate; (B) expend or commit to expend more than US$1,000,000 individually or US$2,000,000 in the aggregate with respect to any capital expenditures prior to the date hereof; (C) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of US$1,000,000 in the aggregate; (E) acquire any assets with an acquisition cost in excess of US$1,000,000 in the aggregate; (F) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (G) authorize, recommend or propose any release or relinquishment of any material contract right; (H) waive, abandon, release, grant or transfer any material assets or rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii)
other than the payments contemplated by Section 2.5, make any payment to any employee, officer or director outside of its ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof and has been disclosed to, and consented to by, Apollo;

(iv)
(A) grant any officer, director or employee an increase in compensation in any form; (B) grant any general salary increase; (C) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees; (D) amend any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder; nor (E) advance any loan to any officer, director or any other party not at arm's length, other than as may be agreed to by Linear and Apollo;

(v)
adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;

(vi)
take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement or that could reasonably be expected to render, any representation or warranty made by Linear in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Linear;

(vii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of any property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(viii)
except as required by Canadian GAAP, any other generally accepted accounting principle to which any Linear Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Linear or make any material tax election inconsistent with past practice; or

(ix)	permit or cause any of the Linear Subsidiaries to effect any of the foregoing;

(j)
other than the payments set out in Section 2.5, without the prior written consent of Apollo, Linear shall not, and shall cause the Linear Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Linear or any of the Linear Subsidiaries;

(k)
Linear shall use its commercially reasonable best efforts, and shall cause the Linear Subsidiaries to use their commercially reasonable best efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(l)
Linear shall promptly notify Apollo in writing of (i) any significant development or material change relating to Linear’s business, operations, assets or prospects promptly after becoming aware of any such development or change; or (ii) any event or state of facts of which the occurrence or failure would, or would reasonably be likely to: (A) cause any of the representations or warranties of Linear contained in this Agreement to be untrue or inaccurate in any material respect on the date of this Agreement or at the Effective Date (provided that this subsection 4.1(l) shall not apply in the case of an event or state of facts resulting from actions or omissions of Linear which are permitted or required by this Agreement); or (B) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Linear prior to the Effective Date.  Linear shall use commercially reasonable best efforts to confer with and obtain Apollo’s approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any operational matters involved in Linear’s business which may constitute a material change for Linear;

(m)
Linear shall not, and shall cause the Linear Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Linear in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Apollo;

(n)
Linear shall not, and shall cause the Linear Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Linear or any of the Linear Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement;

(o)
Linear shall use all commercially reasonable best efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to:

(i)
obtain the approval of Linear Shareholders for the Continuance and the Arrangement in accordance with the provisions of the CBCA, the Interim Order, and the requirements of any applicable regulatory authority;

(ii)
obtain all other consents, approvals and authorizations as are required to be obtained by Linear or any of the Linear Subsidiaries under any applicable Law or from any Governmental Authority which would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Linear;

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any party hereto before any Governmental Authority;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Linear; and

(vi)
cooperate with Apollo and Apollo Subco in connection with the performance by each of them of their respective obligations hereunder, provided however that the foregoing shall not be construed to obligate Linear to pay or cause to be paid any monies to cause such performance to occur;

(p)
Linear shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

(q)
Linear shall use its commercially reasonable best efforts to conduct its affairs and to cause the Linear Subsidiaries to conduct their affairs so that all of the representations and warranties of Linear contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date;

(r)
Linear shall continue to make available and cause to be made available to Apollo, the Lenders and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Apollo to effect a thorough examination of Linear and the Linear Subsidiaries and the business, properties and financial status thereof and shall cooperate with Apollo in securing access for Apollo to any documents, agreements, corporate records or minute books not in the possession or under the control of Linear. Subject to applicable Laws, upon reasonable notice, Linear shall, and shall cause the Linear Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Apollo and the Lenders reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Linear and the Linear Subsidiaries, and, during such period, Linear shall, and shall cause the Linear Subsidiaries to, furnish promptly to Apollo all information concerning the business, properties and personnel of Linear and the Linear Subsidiaries as Apollo may reasonably request;

(s)	Linear shall deliver title opinions with respect to each of the Linear Material Properties; and

(t)
Linear shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, all in form satisfactory to the other parties hereto, acting reasonably.

Section 4.2	Covenants of Apollo and Apollo Subco

Subject to Section 6.1 and Section 6.2, each of Apollo and Apollo Subco hereby covenants and agrees with Linear as follows:

(a)
as soon as practicable following the execution of this Agreement, Apollo Subco shall, jointly with Linear, file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Linear, acting reasonably;

(b)
in a timely and expeditious manner, Apollo and Apollo Subco shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement (including issuing the Apollo Shares, the Apollo Replacement Options and the Apollo Replacement Warrants as contemplated in the Plan of Arrangement) and the Final Order to be taken or done by Apollo and Apollo Subco, as applicable;

(c)	in a timely and expeditious manner, Apollo and Apollo Subco shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Apollo and Apollo Subco;

(ii)
subject to the terms of this Agreement: (a) take all commercially reasonable lawful action to solicit Apollo Shareholders to vote in favour of the Arrangement including, without limitation, if deemed advisable, retaining a proxy solicitation agent to solicit Apollo Shareholders to vote in favour of the Arrangement (on condition such agent can be engaged at reasonable expense); (b) recommend to all holders of Apollo Shares that they vote in favour of the Arrangement and the other transactions contemplated hereby or thereby; and (c) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to Linear such recommendation except as expressly permitted by Sections 6.1 and 6.2 hereof;

(iii)
use reasonable efforts to deliver or cause to be delivered to Linear or its legal counsel all certificates and legal, tax and other opinions necessary to support the disclosure contained or to be contained in the Apollo Proxy Circular;

(iv)
prepare with the assistance of Linear, and file, as promptly as reasonably practicable (after resolution of any SEC comments thereon), the Apollo Proxy Circular (which shall be in a form satisfactory to Linear, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Apollo Proxy Circular is required to be filed and mail the Apollo Proxy Circular, in accordance with all applicable Laws, including the rules and policies of the TSX and AMEX, in and to all jurisdictions where the Apollo Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws, including the rules and policies of the TSX and AMEX, on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements and the rules and policies of the TSX and AMEX, and not containing any misrepresentation (as defined under applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by Linear for which none of Apollo, Apollo Subco nor their respective directors or officers assume any responsibility for the accuracy or completeness of;

(v)
use reasonable efforts to file a registration statement with the United States Securities and Exchange Commission prior to the Linear Meeting, registering under the 1933 Act the Apollo Shares issuable upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options (but only with respect to those Apollo Replacement Options that are not eligible for registration on Apollo’s registration statement on Form S-8 filed with the SEC on October 16, 2009) to be issued pursuant to this Agreement and the Arrangement and to use reasonable efforts to bring such registration statement effective prior to the Effective Date of the Arrangement (it being understood that Apollo may satisfy this requirement by maintaining the effectiveness of its currently effective shelf registration statement on Form S-3 filed with the SEC on April 24, 2008 (the “Shelf Registration Statement”) and using reasonable efforts to file a supplement thereto pursuant to Rule 424 of the 1933 Act registering the issuance of common shares of Apollo upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options (but only with respect to those Apollo Replacement Options that are not eligible for registration on Apollo’s registration statement on Form S-8 filed with the SEC on October 16, 2009) prior to the Effective Date of the Arrangement (the “Shelf Registration Statement Supplement”);

(vi)	convene the Apollo Meeting on the date specified for the Linear Meeting as provided in the Interim Order or such later date that may be mutually agreed upon with Linear;

(vii)	provide notice to Linear of the Apollo Meeting and allow representatives of Linear to attend the Apollo Meeting;

(viii)	conduct the Apollo Meeting in accordance with the YBCA, the by-laws of Apollo and as otherwise required by applicable Laws, including the rules and policies of the TSX and AMEX; and

(ix)
take all such actions as may be required under the YBCA and pursuant to the rules and policies of the TSX and AMEX in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

(d)	in its capacity as sole shareholder of Apollo Subco, Apollo shall take all necessary action to approve the amalgamation of Apollo Subco and Linear and to otherwise approve the Arrangement.

(e)
Apollo shall not adjourn, postpone or cancel the Apollo Meeting (or propose to do so), except: (i) if a quorum is not present at the Apollo Meeting; (ii) if required by applicable Laws; or (iii) if required by the Apollo Shareholders;

(f)
in a timely and expeditious manner, Apollo and Apollo Subco shall prepare (in consultation with Linear), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Apollo Proxy Circular (which amendments or supplements shall be in a form satisfactory to Linear, acting reasonably) with respect to the Apollo Meeting and mail such amendments or supplements, and in accordance with all applicable Laws, including the rules and policies of the TSX and AMEX, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof;

(g)
subject to the approval of the Continuance and, in accordance with the provisions of the Interim Order, the Arrangement at the Linear Meeting and the approval of the Arrangement at the Apollo Meeting in accordance with applicable Laws, including the rules and policies of the TSX and AMEX, Apollo Subco shall, jointly with Linear, forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably;

(h)
except for proxies and other non-substantive communications, Apollo and Apollo Subco shall furnish promptly to Linear a copy of each notice, report, schedule or other document or communication delivered, filed or received by Apollo or Apollo Subco in connection with the Arrangement or the Interim Order, any filing under any applicable Law and any dealings or communications with any Governmental Authority, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement;

(i)
other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Apollo shall, and shall cause the Apollo Subsidiaries to, conduct business only in the usual and ordinary course of business and consistent with past practice, and Apollo shall use all reasonable commercial efforts to maintain and preserve Apollo’s and the Apollo Subsidiaries’ business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to its assets and become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(j)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Apollo shall not:

(i)
except in connection with an internal reorganization implemented in conjunction with the Arrangement: (A) amend Apollo’s or any Apollo Subsidiary’s constating documents; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, or property) in respect of its outstanding securities; (C) issue or agree to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after the date hereof in a manner consistent with past practice and other than in connection with the Duffy Issuance; (D) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to its constating documents); (E) split, combine or reclassify any of its securities; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)
except as previously disclosed in writing to Linear or expressly publicly disclosed by Apollo in documents filed on SEDAR or EDGAR prior to the date hereof, without prior consultation with and the consent of Linear, such consent not to be unreasonably withheld, directly or indirectly: (A) sell, pledge, dispose of or encumber any assets other than in the ordinary course of business for consideration in excess of US$500,000 individually or US$1,000,000 in the aggregate; (B) expend or commit to expend more than US$1,000,000 individually or US$2,000,000 in the aggregate with respect to any capital expenditures prior to the date hereof; (C) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of US$1,000,000 in the aggregate; (E) acquire any assets with an acquisition cost in excess of US$1,000,000 in the aggregate; (F) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (G) authorize, recommend or propose any release or relinquishment of any material contract right; (H) waive, abandon, release, grant or transfer any material assets or rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions, other than the termination of certain existing hedges as contemplated in the Lender Consent Letter or a restructuring of such hedges with the consent of Linear; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii)
make any payment to any employee, officer or director outside of its ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof and has been disclosed in writing to, and consented to by, Linear;

(iv)
(A) grant any officer, director or employee an increase in compensation in any form; (B) grant any general salary increase; (C) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees; (D) amend any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder; nor (E) advance any loan to any officer, director or any other party not at arm's length, other than as may be agreed to by Linear and Apollo;

(v)
adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;

(vi)
take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement or that could reasonably be expected to render, any representation or warranty made by Apollo in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Apollo;

(vii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of any property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(viii)
except as required by U.S. GAAP, any other generally accepted accounting principle to which any Apollo Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Apollo or make any material tax election inconsistent with past practice; and

(ix)	permit or cause any of the Apollo Subsidiaries to effect any of the foregoing;

(k)
without the prior written consent of Linear and other than as contemplated in Section 2.5, Apollo shall not, and shall cause the Apollo Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Apollo or any of the Apollo Subsidiaries;

(l)
Apollo shall promptly notify Linear in writing of (A) any significant development or material change relating to Apollo’s business, operations, assets or prospects promptly after becoming aware of any such development or change; or (B) any event or state of facts of which the occurrence or failure would, or would reasonably be likely to: (i) cause any of the representations or warranties of Apollo or Apollo Subco contained in this Agreement to be untrue or inaccurate in any material respect on the date of this Agreement or at the Effective Date (provided that this subsection 4.2(k) shall not apply in the case of an event or state of facts resulting from actions or omissions of Apollo or Apollo Subco which are permitted or required by this Agreement); or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Apollo or Apollo Subco prior to the Effective Date.  Each of Apollo and Apollo Subco shall use commercially reasonable best efforts to confer with and obtain Linear’s approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any operational matters involved in Apollo’s or Apollo Subco’s business which may constitute a material change for Apollo;

(m)
Apollo shall not, and shall cause the Apollo Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Apollo in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Linear;

(n)
Apollo shall not, and shall cause the Apollo Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Apollo or any of the Apollo Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement;

(o)
Apollo and Apollo Subco shall use all commercially reasonable best efforts to satisfy, or cause to be satisfied, all of the conditions precedent to their obligations to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using their commercially reasonable best efforts to:

(i)
obtain the approval of the Apollo Shareholders for the Arrangement in accordance with the provisions of the YBCA, the rules and policies of the TSX and AMEX and any other applicable regulatory authority;

(ii)
obtain all consents, approvals and authorizations as are required to be obtained by Apollo or any of the Apollo Subsidiaries under any applicable Law or from any Governmental Authority which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Apollo;

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by them in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Authority;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by them; and

(vi)
cooperate with Linear in connection with the performance by Linear of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Apollo to pay or cause to be paid any monies to cause such performance to occur;

(p)
Apollo and Apollo Subco shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

(q)
Apollo and Apollo Subco shall use commercially reasonable best efforts to conduct their affairs and to cause the Apollo Subsidiaries to conduct their affairs so that all of the representations and warranties of Apollo and Apollo Subco contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date;

(r)
Apollo shall continue to make available and cause to be made available to Linear and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Linear to effect a thorough examination of Apollo and the Apollo Subsidiaries and the business, properties and financial status thereof and shall cooperate with Linear in securing access for Linear to any documents, agreements, corporate records or minute books not in the possession or under the control of Apollo. Subject to applicable Laws, upon reasonable notice, Apollo shall, and shall cause the Apollo Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Linear reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Apollo and the Apollo Subsidiaries, and, during such period, Apollo shall, and shall cause the Apollo Subsidiaries to, furnish promptly to Linear all information concerning the business, properties and personnel of Apollo and the Apollo Subsidiaries as Linear may reasonably request;

(s)	Apollo shall deliver title opinions with respect to each of the Apollo Material Properties;

(t)
immediately following the Effective Time, Apollo shall file articles of amendment with the Registrar under the YBCA to change the name of Apollo to a name to be mutually agreed to by Apollo and Linear; and

(u)
Apollo and Apollo Subco shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be required by Linear, all in form satisfactory to Linear, acting reasonably.

Section 4.3	Linear Options

(a)
In accordance with the terms of the Plan of Arrangement, each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Option issued under the Apollo Stock Option Plan which shall be exercisable to acquire, on the terms and conditions set forth in the Apollo Stock Option Plan, provided that the rights of the holders under the Apollo Replacement Options shall not (as mutually agreed to by Apollo and Linear, each acting reasonably) materially adversely differ from the rights of the holders of such Linear Options outstanding immediately prior to the Effective Time (and provided further that the current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement), the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Option immediately prior to the Effective Time and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742.  The obligations of Linear under the Linear Options as so exchanged shall be assumed by Apollo.

(b)
Apollo shall take all corporate action necessary to reserve for issuance a sufficient number of Apollo Shares for delivery upon the exercise of the Apollo Replacement Options including, without limitation, seeking and obtaining the approval of the Apollo Shareholders at the Apollo Meeting in respect of any amendments to the Apollo Stock Option Plan necessary in order for Apollo to comply with its obligations under the Apollo Replacement Options.

Section 4.4	Linear Warrants

In accordance with the terms of the Plan of Arrangement, each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Warrant which shall be exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time, the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Warrant immediately prior to the Effective Time; and (B) 5.4742.  The exercise price per Apollo Share subject to any such Apollo Replacement Warrants shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to the such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742.  The obligations of Linear under the Linear Warrants as so exchanged shall be assumed by Apollo and Apollo agrees to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the TSX and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014.

Section 4.5	Apollo Options

Subject to the approval of the TSX and, if applicable, AMEX, immediately prior to the Effective Date:

(a)
the terms of the Apollo Options held by the Resigning Directors shall be amended to provide that such Apollo Options shall expire on the earlier of: (i) the current expiry date of such Apollo Options; and (ii) the first anniversary of the Effective Date regardless of whether such Resigning Directors are “eligible persons” under the terms of the Apollo Stock Option Plan or applicable TSX rules; and

(b)	an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on the date hereof will remain in effect for a period of one year following the Effective Date.

Section 4.6	Indemnification and Insurance

(a)
Apollo hereby covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of Linear and the Linear Subsidiaries provided in the articles or by-laws of Linear or any Linear Subsidiary, or in any indemnity agreements entered into between Linear and such directors and officers shall survive the completion of the Arrangement and shall be binding upon Apollo and continue in full force and effect and Apollo undertakes to ensure that this covenant shall remain binding upon its successors and assigns.

(b)
Apollo hereby covenants that prior to the Effective Date, Apollo shall purchase and maintain director and officer liability “run-off” insurance for the benefit of the former directors and officers of Linear and Apollo for a period of not less than six (6) years following the Effective Date with coverage of not less than $10,000,000 with respect to claims arising from facts or events that occurred on or before the Effective Date, including with respect to the Arrangement.  Such insurance shall be at all times no less favourable than any insurance coverage Apollo purchases and maintains for the benefit of its then current directors and officers from time to time and Apollo covenants and agrees to maintain such insurance in full force and effect and not to take any action to diminish the scope and extent of such insurance coverage for and throughout such period.  Apollo undertakes to ensure that this covenant shall remain binding upon its successors and assigns.

(c)
Linear shall act as agent and trustee of the benefits of the foregoing subsections 4.6(a) and 4.6(b) for its directors and officers and those of the Linear Subsidiaries for the purpose of this Section 4.6.

(d)
This Section 4.6 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against Apollo by the persons described in subsections 4.6(a) and 4.6(b) hereof.

ARTICLE 5
CONDITIONS

Section 5.1	Mutual Conditions

The respective obligations of Linear, Apollo and Apollo Subco to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)
the Interim Order shall have been granted in form and substance satisfactory to each of the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably, on appeal or otherwise;

(b)
the Arrangement and, if required, all other material transactions contemplated herein or necessary to complete the Arrangement, including the Continuance, with or without amendment, shall have been approved at the Linear Meeting by the Linear Shareholders in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authority;

(c)
the Arrangement and, if required, all other material transactions contemplated herein or necessary to complete the Arrangement, with or without amendment, shall have been approved at the Apollo Meeting by the Apollo Shareholders in accordance with the provisions of the YBCA and the requirements of any applicable regulatory authority, including the rules and policies of the TSX and AMEX;

(d)
the Final Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(e)	the Articles of Arrangement shall be in form and substance satisfactory to the parties hereto, acting reasonably;

(f)
there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Authority or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could reasonably be expected to have, a Material Adverse Effect on Linear or Apollo;

(g)
(i) the TSX shall have conditionally approved the listing thereon, and the AMEX shall have authorized for listing, subject to official notice of issuance, of the Apollo Shares to be issued in exchange for Linear Shares pursuant to the Arrangement and the Apollo Shares which, as a result of the Arrangement, are issuable upon the exercise of the Apollo Replacement Options and the Apollo Replacement Warrants, as of the Effective Date, or as soon as possible thereafter, and (ii) the TSX shall have, if required, accepted notice for filing of all transactions of Linear contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the TSX and AMEX as applicable;

(h)
the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued in the United States pursuant to the Arrangement are exempt from registration requirements under Section 3(a)(10) of the 1933 Act and the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the 1933 Act, (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act);

(i)
the registration statement of Apollo as filed with the United States Securities and Exchange Commission regarding the issuance of Apollo Shares upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options shall have been declared effective by the SEC or the Shelf Registration Statement shall be effective and the Shelf Registration Statement Supplement shall have been filed with the SEC pursuant to Rule 424 of the 1933 Act; and

(j)	this Agreement shall not have been terminated pursuant to Section 7.3 hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived by mutual consent of Apollo and Linear in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4 hereof, any party hereto may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding party hereto.

Section 5.2	Linear Conditions

The obligation of Linear to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)
the representations and warranties made by Apollo and Apollo Subco in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except (i) to the extent such representations and warranties speak as of an earlier date; (ii) except as affected by transactions contemplated or permitted by this Agreement; or (iii) as affected by the occurrence of one or more Apollo Exclusions (as hereinafter defined)), and each of Apollo and Apollo Subco shall have provided to Linear a certificate of two senior officers certifying such accuracy on the Effective Date;

(b)
Apollo and Apollo Subco shall have complied in all material respects with its covenants and other obligations herein and each of Apollo and Apollo Subco shall have provided to Linear a certificate of two senior officers certifying compliance with such covenants on the Effective Date;

(c)
no Material Adverse Change shall have occurred in respect of Apollo and the Apollo Subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in respect of Apollo and the Apollo Subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Apollo as at and for the fiscal year ending December 31, 2009 (other than a Material Adverse Change resulting from: (i) conditions affecting the gold industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; or (iii) any matter permitted by this Agreement, or consented to by Linear including, without limitation, the public announcement of the Arrangement (collectively, the “Apollo Exclusions”));

(d)
no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Apollo or would have a material adverse effect on the ability of the parties to complete the Arrangement;

(e)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority (including, without limitation, under the Competition Act (Canada) and those of the TSX, the AMEX or other Securities Authorities), and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Apollo or Apollo Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Linear;

(f)
all directors and officers of Apollo shall have entered into an Apollo Support Agreement (in form and substance satisfactory to Linear) with Linear and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof;

(g)
the Lender Consent Letter, the Lender Support Agreements and the Lender Lock-Up Agreements shall be in full force and effect and, other than as otherwise may be agreed to by Linear, unamended as of the Effective Date;

(h)
the directors of each of Apollo and Apollo Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Apollo and Apollo Subco to permit the consummation of the Arrangement;

(i)	the New Board shall be constituted as set out in Section 2.3;

(j)	the directors of Apollo shall not have withdrawn or modified in a manner adverse to Linear their approval or recommendation to Apollo Shareholders of the transaction contemplated hereby;

(k)
R. David Russell shall have tendered his resignation as President and Chief Executive Officer of Apollo (or, alternatively, R. David Russell shall  have been terminated as President and Chief Executive Officer of Apollo) and all amounts owing to R. David Russell pursuant to his employment agreement, to a maximum of US$1,700,000, shall have been paid (or arrangements satisfactory to Linear shall have been made to pay such amounts following the Effective Date) to him, and all steps, actions and proceedings necessary to appoint Wade Dawe as President and Chief Executive Officer of Apollo shall have been taken; and

(l)	Apollo shall have provided to Linear evidence of the director and liability insurance required pursuant to subsection 4.6(b).

The foregoing conditions are for the benefit of Linear and may be waived, in whole or in part, by Linear in writing at any time. If any of such conditions shall not be complied with or waived by Linear on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to section 5.4 hereof, Linear may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Linear.

Section 5.3	Apollo and Apollo Subco Conditions

The obligation of Apollo and Apollo Subco to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)
the representations and warranties made by Linear in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except (i) to the extent such representations and warranties speak as of an earlier date; (ii) except as affected by transactions contemplated or permitted by this Agreement; or (iii) as affected by the occurrence of one or more Linear Exclusions (as hereinafter defined)), and Linear shall have provided to Apollo a certificate of two senior officers certifying such accuracy on the Effective Date;

(b)
Linear shall have complied in all material respects with its covenants and other obligations herein and Linear shall have provided to Apollo a certificate of two senior officers certifying compliance with such covenants on the Effective Date;

(c)
no Material Adverse Change shall have occurred in respect of Linear and the Linear Subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in respect of Linear and the Linear Subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Linear as at and for the fiscal year ending March 31, 2009 or in the unaudited financial statements of Linear as at and for the nine months ending December 31, 2009 (other than a Material Adverse Change resulting from: (i) conditions affecting the gold industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; (iii) any matter permitted by this Agreement, or consented to by Apollo including, without limitation, the public announcement of the Arrangement; or (iv) Linear’s obligations under an agreement between Linear and Yantai Jinyan Mining Machinery Co. Ltd. (collectively, the “Linear Exclusions”);

(d)
no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Linear or would have a material adverse effect on the ability of the parties to complete the Arrangement;

(e)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority (including, without limitation, under the Competition Act (Canada) and those of the TSX, the AMEX or other Securities Authorities), and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Linear or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Apollo and Apollo Subco;

(f)
if Dissent Rights are granted to Linear Shareholders by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Linear Shares shall have exercised rights of dissent in relation to the Arrangement;

(g)
the Lender Consent Letter, the Lender Support Agreements and the Lender Lock-Up Agreements shall be in full force and effect and, other than as otherwise may be agreed to by Apollo, unamended as of the Effective Date;

(h)
all directors and officers of Linear shall have entered into a Linear Support Agreement (in form and substance satisfactory to Apollo) with Apollo and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof;

(i)
the directors of Linear shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Linear and the Linear Subsidiaries to permit the consummation of the Arrangement; and

(j)	the directors of Linear shall not have withdrawn or modified in a manner adverse to Apollo their approval or recommendation to Linear Shareholders of the transaction contemplated hereby.

The foregoing conditions are for the benefit of Apollo and Apollo Subco and may be waived, in whole or in part, by Apollo and Apollo Subco in writing at any time. If any of such conditions shall not be complied with or waived by Apollo and Apollo Subco on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4 hereof, Apollo and Apollo Subco may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Apollo or Apollo Subco.

Section 5.4	Notice and Cure Provisions

Each party hereto shall give prompt notice to the others of them of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other parties hereto contained in Sections 5.1, 5.2 or 5.3 hereof, as the case may be.

Subject as herein provided, a party hereto may (a) elect not to complete the transactions contemplated hereby by virtue of the conditions contained in Sections 5.1, 5.2 or 5.3 hereof not being satisfied or waived or (b) exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the filing of the Articles of Arrangement with the Registrar, the party hereto intending to rely thereon has delivered a written notice to the other parties hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice.  If such notice has been delivered prior to the date of the Linear Meeting or the Apollo Meeting, the Linear Meeting or Apollo Meeting, as applicable, shall be adjourned or postponed until the expiry of such period.

Section 5.5	Merger of Conditions

The conditions set out in sections 5.1, 5.2 or 5.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of the Certificate. Linear and Apollo each acknowledge and agree that it shall have no right to file the Articles of Arrangement with the Registrar unless such conditions have been satisfied, fulfilled or waived.

ARTICLE 6
NON-SOLICITATION AND BREAK FEE

Section 6.1	Mutual Covenants Regarding Non-Solicitation

(a)
Each of Apollo and Linear shall continue to comply with the terms and conditions set out in the Letter of Intent with respect to non-solicitation and shall continue to refrain from entering into discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf) with any parties conducted before the date of the Letter of Intent with respect to any Acquisition Proposal and shall continue to use all reasonable commercial efforts to ensure that their respective requests for the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with such party relating to an Acquisition Proposal are honoured.

(b)
Neither Apollo nor Linear shall, directly or indirectly, do or authorize or permit any of its officers, directors or employees or any financial advisor, expert or other representative retained by it to do, any of the following:

(i)	solicit, facilitate, initiate or encourage any Acquisition Proposal;

(ii)
enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)
waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof, each of Apollo and Linear and its officers, directors and advisers may:

(v)
enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by such party or any of its officers, directors or employees or any financial advisor, expert or other representative retained by it) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to the other parties hereto as set out below) may furnish to such third party information concerning such party and its business, properties and assets, in each case if, and only to the extent that:

(A)
the third party has first made a written bona fide Acquisition Proposal which the board of directors of the party to which such Acquisition Proposal is made (the “Receiving Party”) determines in good faith: (1) that funds or other consideration necessary for the Acquisition Proposal are available; (2) (after consultation with its financial advisor) would, if consummated in accordance with its terms, result in a transaction financially superior for securityholders of the Receiving Party than the transaction contemplated by this Agreement; (3) after receiving the advice of outside counsel as reflected in minutes of the board of directors of the Receiving Party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws; (4) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (5) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Receiving Party or its  respective officers and employees beyond 5:00 p.m. (Toronto time) on the fifth Business Day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such person to continue to review information provided to it by such party during such five Business Day period); (6) that the board of directors of the Receiving Party has determined to recommend to the shareholders of such party, and (7) that was not solicited in contravention of the Letter of Intent or this Agreement (a “Superior Proposal”); and

(B)
prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, the Receiving Party provides prompt notice to the other party to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such person or entity together with a copy of the confidentiality agreement referenced above and if not previously provided to the other party, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that the Receiving Party shall notify the other parties orally and in writing of any inquiries, offers or proposals with respect to a Superior Proposal from such third party (which written notice shall include, without limitation, a copy of any such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to the other parties, copies of all information provided to such party and all other information reasonably requested by the other parties), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal and answer the other party's questions with respect thereto; or

(vi)
comply with Canadian Securities Administrators' Multilateral Instrument 62-104 and OSC Rule 62-504 (as applicable) relating to the provision of directors' circulars and make appropriate disclosure with respect thereto to its securityholders; and

(vii)
accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if: (1) prior to such acceptance, recommendation, approval or implementation, the board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement in accordance with subsection 6.1(c) and after receiving the advice of outside counsel as reflected in minutes of the board of directors of such party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws; (2) such party has complied with its obligations set forth in paragraph Section 6.1(c); and (3) such party terminates this Agreement in accordance with Section 7.3.

(c)
the Receiving Party shall give the other party (the “Responding Party”), orally and in writing, at least 72 hours advance notice of any decision by its board of directors to accept, recommend, approve or enter into an agreement to implement such Superior Proposal, which notice shall confirm that the board of directors of the Receiving Party has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such 72 hour period, the Receiving Party agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement. In addition, during such 72 hour period the Receiving Party shall, and shall cause its financial and legal advisors to, negotiate in good faith with the Responding Party and their financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would cause such Acquisition Proposal to no longer constitute a Superior Proposal hereunder. In the event the Responding Party offers in writing to amend this Agreement and the Arrangement prior to the expiry of such 72 hour period, the board of directors of the Receiving Party shall review such offer and determine in good faith if the Acquisition Proposal would no longer constitute a Superior Proposal, in which event (i) the parties hereto will enter into an amendment to this Agreement to reflect such offer, and (ii) the board of directors of the Receiving Party shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement;

(d)
each party agrees that all information that may be provided to it by the other party with respect to any Superior Proposal pursuant to this Section 6.1 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement;

(e)
each party hereby represents and warrants to the other party that, as of the date hereof, it is not in active discussions or negotiations with any person (other than the other party to this Agreement) with respect to any actual or potential Acquisition Proposal.  Except to the extent otherwise permitted pursuant to subsection 6.1(b), each party shall deny access to non-public information under any confidentiality agreement, and shall not consent in favour of, or release from or fail to enforce against, any person under any confidentiality agreement or standstill agreement or similar obligation in favour of such party; and

(f)
each party shall ensure that its officers, directors and employees and any investment bankers or other advisers or representatives retained by it are aware of the provisions of this Section 6.1. Each party shall be responsible for any breach of this Section 6.1 by its officers, directors, employees, investment bankers, advisers or representatives.

Section 6.2	Break Fee Event

(a)	In the event that:

(i)	this Agreement is terminated pursuant to subsection 7.3(a)(ii) as a result of the Apollo Shareholders failing to approve the Arrangement at the Apollo Meeting as contemplated in Section 5.1(c);

(ii)	this Agreement is terminated by Linear pursuant to subsection 7.3(a)(v) and such Acquisition Proposal or Superior Proposal (as applicable) is consummated; or

(iii)	this Agreement is terminated by Apollo pursuant to subsection 7.3(a)(vi),

then Apollo shall pay to Linear an amount equal to $4,000,000 (the “Apollo Break Fee”) in immediately available funds (A) in the circumstances set forth in subsection 6.2(a)(i), within five (5) Business Days following the date of the Apollo Meeting; (B) in the circumstances set forth in subsection 6.2(a)(ii), within five (5) Business Days following the completion of such Acquisition Proposal or Superior Proposal (as applicable); and (C) in the circumstances set forth in subsection 6.2(a)(iii), concurrently with the delivery of Apollo’s notice of termination of this Agreement contemplated by subsection 7.3(b).

(b)	In the event that:

(i)
this Agreement is terminated pursuant to subsection 7.3(a)(ii) as a result of the Linear Shareholders failing to approve the Continuance or the Arrangement at the Linear Meeting as contemplated in Section 5.1(b);

(ii)	this Agreement is terminated by Apollo pursuant to subsection 7.3(a)(iii) and such Acquisition Proposal or Superior Proposal (as applicable) is consummated; or

(iii)	this Agreement is terminated by Linear pursuant to subsection 7.3(a)(iv),

then Linear shall pay to Apollo an amount equal to $4,000,000 (the “Linear Break Fee”) in immediately available funds (A) in the circumstances set forth in subsection 6.2(b)(i), within five (5) Business Days following the date of the Apollo Meeting; (B) in the circumstances set forth in subsection 6.2(b)(ii), within five (5) Business Days following the completion of such Acquisition Proposal or Superior Proposal (as applicable); and (C) in the circumstances set forth in subsection 6.2(b)(iii), concurrently with the delivery of Linear’s notice of termination of this Agreement contemplated by subsection 7.3(b).

(c)
Each of Linear and Apollo hereby acknowledges that the amount of the Linear Break Fee and Apollo Break Fee set out in this Section 6.2 shall be a payment of liquidated damages which are a genuine pre-estimate of the damages which Linear or Apollo, as applicable, will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. Each of Linear and Apollo hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the amount set out in this subsection, the receiving party shall have no further claim against the payor party in respect of the failure to complete the Arrangement and the payor party shall have no further liabilities arising hereunder other than for a breach of any section of this Agreement.

ARTICLE 7
AMENDMENT AND TERMINATION

Section 7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Linear Meeting or the Apollo Meeting be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Linear Shareholders or the Apollo Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the parties hereto;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the parties hereto; and

(d)	waive compliance with or modify any condition herein contained,

provided, however, that notwithstanding the foregoing, the terms of subsection 3.01(d) of the Plan of Arrangement shall not be amended without the approval of the Linear Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Sections 5.1, 5.2, 5.3, 6.2 and Article Seven hereof shall remain unaffected.

Section 7.2	Mutual Understanding Regarding Amendments

(a)
In addition to the transactions contemplated hereby or at the request of a party hereto, the parties hereto will continue from and after the date hereof and through and including the Effective Date to use their respective commercially reasonable best efforts to maximize present and future planning opportunities for Linear, the Linear Shareholders, the Linear Subsidiaries, Apollo, the Apollo Shareholders and the Apollo Subsidiaries as and to the extent that the same shall not prejudice any party hereto or the shareholders thereof. The parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

(b)
The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Linear on the one hand, and Apollo and Apollo Subco on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Linear Shareholders and the Apollo Shareholders.

Section 7.3	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:

(i)	by the mutual written consent of the parties hereto;

(ii)
(A) by Apollo if any of the conditions set forth in Sections 5.1 and 5.3 are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline; or (B) by Linear if any of the conditions set forth in Sections 5.1 or 5.2 are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline;

(iii)
by Apollo and Apollo Subco if there is an Acquisition Proposal in respect of Linear and (A) the directors of Linear shall have withdrawn or modified in a manner adverse to Apollo and Apollo Subco their approval or recommendation of the Arrangement or shall have failed, after being requested by Apollo in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within two (2) Business Days) after receipt of such written request from Apollo; or (B) such Acquisition Proposal constitutes a Superior Proposal and Linear shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal in accordance with Section 6.1;

(iv)
by Linear in the event that, prior to the Linear Meeting, Linear’s board of directors authorizes Linear, subject to complying with the terms of this Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time following the date of this Agreement and prior to the Linear Meeting; provided that prior to such termination, Linear pays the Linear Break Fee payable pursuant to subsection 6.2(b);

(v)
by Linear if there is an Acquisition Proposal in respect of Apollo and (A) the directors of Apollo shall have withdrawn or modified in a manner adverse to Linear their approval or recommendation of the Arrangement or shall have failed, after being requested by Linear in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within two (2) Business Days) after receipt of such written request from Linear; or (B) such Acquisition Proposal constitutes a Superior Proposal and Apollo shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal in accordance with Section 6.1;

(vi)
by Apollo in the event that, prior to the Apollo Meeting, Apollo’s board of directors authorizes Apollo, subject to complying with the terms of this Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time following the date of this Agreement and prior to the Apollo Meeting; provided that Apollo pays the Apollo Break Fee payable pursuant to subsection 6.2(a);

(vii)	if any of the parties is in breach or default of any of its obligations or covenants set forth in Section 6.1; or

(viii)	by either Apollo or Linear if the Arrangement shall not have been completed by the Completion Deadline.

(b)
Any termination by a party hereto shall be made by such party delivering written notice thereof to the other party or parties hereto prior to the Effective Date and specifying therein in reasonable detail the matter or matters giving rise to such termination right.

(c)
In the event of any termination in accordance with this Section 7.3, subject to the obligations of Apollo and Linear contained in Article 6 hereof, including the payment of the Apollo Break Fee or the Linear Break Fee required by Section 6.2 hereof, as applicable, each party hereto shall be deemed to have released, remised and forever discharged the other parties hereto in respect of any and all claims arising in respect of this Agreement, except as otherwise provided herein.

ARTICLE 8
GENERAL

Section 8.1	Notice

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to Linear:

Linear Gold Corp.
Suite 502, 2000 Barrington Street
Halifax, Nova Scotia
B3J 3K1

Attention: Wade K. Dawe
Facsimile: (902) 491-4281

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP
Suite 800, 365 Bay Street
Toronto, Ontario
M5H 2V1

Attention: Troy Pocaluyko
Facsimile: (416) 361-1790

(b)	if to Apollo or Apollo Subco:

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
801111

Attention: David Russell
Facsimile: (720) 482-0957

with a copy (which shall not constitute notice) to:

Fogler, Rubinoff, LLP
95 Wellington Street West, Suite 1200
Toronto-Dominion Centre
Toronto, Ontario
M5J 2Z9

Attention: Michael Hobart
Facsimile: (416) 941-8852

Section 8.2	Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Linear (if either Apollo or Apollo Subco is the breaching party) or Apollo and Apollo Subco (if Linear is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 6.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

Section 8.3	Indemnification

Each of Apollo and Linear hereby agree to indemnify and hold harmless the other (and its respective directors, officers and advisers) (collectively, the “Indemnified Persons”) from and against all claims, damages, liabilities, actions or demands to which the Indemnified Persons may be subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information supplied by Apollo or Linear, as applicable, and contained in the Linear Proxy Circular or the Apollo Proxy Circular, as applicable, having contained a misrepresentation.

Section 8.4	Privacy Matters

The parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of personal information acquired by or disclosed to the parties pursuant to or in connection with this Agreement (the “Disclosed Personal Information”). None of the parties shall use the Disclosed Personal Information for any purposes other than those relating to the performance of this Agreement and the completion of the Arrangement.

Section 8.5	Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Linear Meeting, the Apollo Meeting and the preparation and mailing of the Linear Proxy Circular and the Apollo Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this section 8.5 shall survive the termination of this Agreement.

Section8.6	Time of the Essence

Time shall be of the essence in this Agreement.

Section 8.7	Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

Section 8.8	Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

Section 8.9	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable therein but the reference to such Laws shall not, by conflict of laws rules or otherwise, require the application of the Law of any jurisdiction other than the Province of Ontario.

Section 8.10	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by a facsimile or electronic (PDF) copy shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile or electronically to any other party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

Section 8.11	Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 7.1 hereof.

Section 8.12	No Personal Liability

(a)
No director or officer of Linear shall have any personal liability whatsoever (other than in the case of fraud, negligence or willful misconduct) to Apollo or Apollo Subco under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Linear.

(b)
No director or officer of Apollo or Apollo Subco shall have any personal liability whatsoever (other than in the case of fraud, negligence or willful misconduct) to Linear under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Apollo or Apollo Subco.

Section 8.13	Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

APOLLO GOLD CORPORATION

Per:	/s/ R. David Russell
Name: R. David Russell
Title: President and Chief Executive Officer

1526735 ALBERTA ULC

Per:	/s/ R. David Russell
Name: R. David Russell
Title: President

LINEAR GOLD CORP.

Per:	/s/ Wade Dawe
Name: Wade Dawe
Title: President and Chief Executive Officer

SCHEDULE “A”
PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01   Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Amalgamating Corporations” means, collectively, Apollo Subco and Linear and “Amalgamating Corporation” means either one of them;

“Amalgamation” has the meaning ascribed thereto in section 3.01(b) hereof;

“Apollo” means Apollo Gold Corporation, a corporation existing under the YBCA;

“Apollo Replacement Option” has the meaning ascribed thereto in section 3.01(f) hereof;

“Apollo Replacement Warrant” has the meaning ascribed thereto in section 3.01(g) hereof;

“Apollo Shares” means the common shares in the capital of Apollo;

“Apollo Stock Option Plan” means the stock option plan of Apollo adopted in December 2003 and amended and restated as of May 7, 2009;

“Apollo Subco” means 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo existing under the ABCA;

“Arrangement” means the arrangement under the provisions of Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the provisions hereof or at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated as of March 31, 2010 among Apollo, Apollo Subco and Linear, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

“Articles of Amalgamation” means articles of amalgamation in respect of the Amalgamation by way of Arrangement required by the ABCA to be filed with the Registrar after the Final Order is made in order for the Amalgamation to become effective;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Calgary, Alberta;

“CBCA” means the Canada Business Corporations Act;

“Certificate” means the certificate giving effect to the Amalgamation issued by the Registrar on the Articles of Amalgamation pursuant to subsection 193(11) of the ABCA;

“Common Shares” means the common shares which the Corporation is authorized to issue and having the rights, privileges, restrictions and conditions set forth in Section 4.04 hereof;

“Corporation” means the corporation continuing from the Amalgamation;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means CIBC Mellon Trust Company, being the depositary appointed by Apollo for the purpose of, among other things, exchanging certificates representing Linear Shares for Apollo Shares in connection with the Arrangement;

“Dissent Procedures” means the procedures set forth in Section 191 of the ABCA required to be taken by a registered holder of Linear Shares to exercise the right of dissent in respect of such Linear Shares in connection with the Arrangement;

“Dissenting Shareholders” means the registered holders of Linear Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

“Effective Time” means 5:00 p.m. (Toronto time) on the Effective Date;

“Final Order” means the order of the Court pursuant to subsection 193(9) of the ABCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Former Linear Shareholders” means the holders of Linear Shares immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court, as such order may be amended, pursuant to subsection 193(4) of the ABCA made in connection with the Arrangement;

“Letter of Transmittal” means the letter of transmittal to be sent by Linear to the Former Linear Shareholders to be used by the Former Linear Shareholders to surrender the certificates representing their Linear Shares to receive certificates for the Apollo Shares issued to them pursuant to the Arrangement;

“Linear” means Linear Gold Corp., a corporation existing under the CBCA;

“Linear Meeting” means the special meeting, including any adjournments or postponements thereof, of the holders of Linear Shares held, among other things, to consider and, if deemed advisable, approve the Arrangement;

“Linear Options” means the outstanding options to purchase an aggregate of 2,770,000 Linear Shares issued pursuant to the Linear Stock Option Plan;

“Linear Shares” means the common shares in the capital of Linear;

“Linear Stock Option Plan” means the amended share option plan of Linear adopted on September 29, 2006;

“Linear Warrants” means the outstanding warrants to purchase an aggregate of 8,177,764 Linear Shares;

“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and with any order of the Court;

“Proxy Circular” means the management information circular, including all schedules and exhibits thereto, prepared by Linear with the assistance of Apollo in respect of the Linear Meeting;

“Registrar” means the Registrar of Corporations or Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA; and

 “YBCA” means the Business Corporations Act (Yukon).

In addition, words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA unless the context otherwise requires.

Section 1.02     Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.03     Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section 1.04     Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.05     Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06     Time

Time shall be of the essence in every matter or action contemplated hereunder.

Section 1.07     Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT AGREEMENT

Section 2.01     Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.02     Effect of Arrangement

This Plan of Arrangement will become effective at, and be binding at and after the Effective Time on the Former Linear Shareholders, the holders of Linear Options and the holders of Linear Warrants.

ARTICLE 3
ARRANGEMENT

Section 3.01     Arrangement

On the Effective Date, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)           immediately prior to the Effective Time, each Linear Share in respect of which Dissent Procedures have been exercised shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Apollo, with Apollo being obliged to pay therefor the amount determined and payable in accordance with Article 5 hereof, and the name of such holder will be removed from the register of holders of Linear Shares and Apollo will be recorded as the registered holder of the Linear Shares so transferred and will be deemed to be the legal and beneficial owner of such Linear Shares;

(b)          at the Effective Time, the Amalgamating Corporations shall be amalgamated and continue as one unlimited liability corporation under the ABCA on the terms prescribed in this Plan of Arrangement (the “Amalgamation”) and:

(i)	the property of each Amalgamating Corporation continues to be the property of the Corporation;

(ii)	the Corporation continues to be liable for the obligations of each Amalgamating Corporation;

(iii)	an existing cause of action, claim or liability to prosecution is unaffected;

(iv)	a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued to be prosecuted by or against the Corporation;

(v)	a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation; and

(vi)	the Articles of Amalgamation are deemed to be the articles of incorporation of the Corporation and the Certificate is deemed to be the certificate of incorporation of the Corporation.

(c)           immediately upon the Amalgamation as set forth in subsection (b), all Linear Shares held by Apollo Subco (if any) shall be cancelled without any repayment of capital in respect thereof;

(d)          immediately upon the Amalgamation as set forth in subsection (b), all Linear Shares (other than Linear Shares acquired by Apollo in accordance with subsection (a)) held by Former Linear Shareholders (other than Dissenting Shareholders) shall be exchanged with Apollo for Apollo Shares on the basis of 5.4742 Apollo Shares for each Linear Share, subject to sections 3.03 and 5.01 hereof, and shall thereafter be cancelled without any repayment of capital in respect thereof.  Each Former Linear Shareholder shall cease to be a holder of Linear Shares and the name of such holder shall be removed from the securities register of holders of Linear Shares and each Former Linear Shareholder shall be added to the securities register of holders of Apollo Shares showing such holder as the registered holder of the Apollo Shares so issued;

(e)           immediately upon the Amalgamation as set forth in subsection (b), each Linear Share acquired by Apollo in accordance with subsection (a) shall be cancelled;

(f)           immediately upon the Amalgamation as set forth in subsection (b), each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an option (an “Apollo Replacement Option”) to acquire, on the terms and conditions set forth in the Apollo Stock Option Plan, provided that the rights of the holders under the Apollo Replacement Options shall not (as mutually agreed to by Apollo and Linear, each acting reasonably) materially adversely differ from the rights of the holders of such Linear Options outstanding immediately prior to the Effective Time (and provided further that the current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement), the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Option immediately prior to the Effective Time and (B) 5.4742.  The exercise price per Apollo Share subject to any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742.  The obligations of Linear under the Linear Options as so exchanged shall be assumed by Apollo;

(g)          immediately upon the Amalgamation as set forth in subsection (b), each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for a common share purchase warrant of Apollo (an “Apollo Replacement Warrant”) exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time, the number of Apollo Shares (rounded down to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Warrant immediately prior to the Effective Time; and (B) 5.4742.  The exercise price per Apollo Share subject to any such Apollo Replacement Warrants shall be an amount (rounded up to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to the such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742.  The obligations of Linear under the Linear Warrants as so exchanged shall be assumed by Apollo and Apollo agrees to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the Toronto Stock Exchange and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014;

(h)          immediately upon the Amalgamation as set forth in subsection (b), each Apollo Share held by Linear shall be cancelled without the payment of any consideration;

(i)           immediately upon the Amalgamation as set forth in subsection (b), each common share of Apollo Subco shall be exchanged for one Common Share; and

(j)           immediately upon the Amalgamation as set forth in subsection (b), the Corporation shall be a wholly-owned subsidiary of Apollo and there shall not be any issued or outstanding options, warrants or other rights or privileges to acquire securities of the Corporation.

Section 3.02     Post-Effective Time Procedures

(a)           On or promptly after the Effective Date, Apollo shall issue from treasury and deliver or arrange to be delivered to the Depositary certificates representing the Apollo Shares required to be issued to Former Linear Shareholders in accordance with the provisions of section 3.01 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Linear Shareholders for distribution to such Former Linear Shareholders in accordance with the provisions of Article 6 hereof.

(b)           Subject to the provisions of Article 6 hereof, Former Linear Shareholders shall be entitled to receive delivery of the certificates representing the Apollo Shares to which they are entitled pursuant to subsection 3.01(d) hereof.  Certificates representing former Linear Shares, other than those to which Article 5 applies, shall represent only the right to receive the Apollo Shares to which the Former Linear Shareholder is entitled to receive pursuant to the Arrangement.

(c)           Apollo shall, as soon as practicable following the later of the Effective Date and date of deposit by a Former Linear Shareholder of a duly completed Letter of Transmittal and the certificates representing such Linear shares, either:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such Former Linear Shareholder at the address specified in the Letter of Transmittal; or

(ii)	if requested by such Former Linear Shareholder in the Letter of Transmittal, make available or cause to be made available at the Depository for pick-up by such Former Linear Shareholder,

certificates representing the number of Apollo Shares issued to such Former Linear Shareholder under the Arrangement.

(d)
After the Effective Time, the certificates representing the former Linear Shares to which Article 5 herein applies shall represent only the right to receive payment which the Dissenting Shareholders are entitled to receive pursuant to Article 5.

Section 3.03     No Fractional Apollo Shares

No fractional Apollo Shares shall be issued to Former Linear Shareholders. Any fractional number of Apollo Shares shall be rounded up or down to the nearest whole number.

ARTICLE 4
THE CORPORATION

Section 4.01     Name

The name of the Corporation shall be Linear Gold ULC or such number company name as may be assigned to the Corporation.

Section 4.02     Registered Office

The registered office of the Corporation shall be located in the City of Calgary in the Province of Alberta and the address of the registered office of the Corporation shall be 1600, 333-7th Avenue S.W., Calgary Alberta, T2P 2Z1.

Section 4.03     Authorized Capital

The Corporation shall be authorized to issue an unlimited number of common shares (being the Common Shares).

Section 4.04     Share Provisions

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

(a)           Voting. The holders of Common Shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

(b)           Dividends. The holders of Common Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

(c)           Liquidation. In the event of liquidation, dissolution or winding up of the Corporation or upon any distribution of the assets of the Corporation among shareholders being made (other than by way of dividend out of monies properly applicable to the payment of dividends) the holders of Common Shares shall be entitled to share pro rata.

Section 4.05     Restrictions on Transfer

No transfer of shares of the Corporation shall occur or be registered unless and until the directors have, by a resolution, approved the transfer and the directors shall be under no obligation to give such approval or to give any reason for withholding the same.

Section 4.06     Stated Capital

At the Effective Time, the Corporation shall add to the stated capital account maintained by the Corporation for the Common Shares an amount equal to the aggregate of the amount of the stated capital account maintained by Apollo Subco in respect of the common shares of Apollo Subco immediately prior to the Effective Time and the amount of the stated capital account maintained by Linear in respect of the Linear Shares immediately prior to the Effective Time.

Section 4.07     Directors

(a)       The directors of the Corporation shall, until otherwise changed in accordance with the ABCA, consist of a minimum number of one and a maximum number of fifteen directors.

(b)       The number of directors on the board of directors shall initially be set at one.  The initial director of the Corporation immediately following the Amalgamation shall be the person whose name and residential address appears below:

Name	Municipality of Residence

Wade K. Dawe	Halifax, Nova Scotia

The initial director shall hold office until the next annual meeting of the shareholders of the Corporation or until his successors are elected or appointed.

Section 4.08     Business and Powers

There shall be no restriction on the business which the Corporation is authorized to carry on or on the powers which the Corporation may exercise.

Section 4.09     By-Laws

The by-laws of the Corporation, until repealed, amended or altered, shall be the by-laws of Apollo Subco.

ARTICLE 5
DISSENT PROCEDURES

Section 5.01     Dissent Procedures

Holders of Linear Shares may exercise Dissent Procedures with respect to Linear Shares in connection with the Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Arrangement contemplated by Section 191 of the ABCA must be received by Linear no later than 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Linear Meeting or any date to which the Linear Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)       are ultimately entitled to be paid fair value for their Linear Shares, which fair value shall be determined as of the close of business on the day before the Final Order becomes effective, shall be paid an amount equal to such fair value by Apollo; and

(b)       are ultimately not entitled, for any reason, to be paid fair value for their Linear Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Linear Shares and shall be entitled to receive only the consideration contemplated in subsection 3.01(d) hereof which such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall Apollo, Apollo Subco, Linear or any other person be required to recognize Dissenting Shareholders as holders of Linear Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of holders of Linear Shares at the Effective Time.

ARTICLE 6
DELIVERY OF APOLLO SHARES

Section 6.01     Delivery of Apollo Shares

(a)       Upon surrender to the Depositary, as specified in the Letter of Transmittal, for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Linear Shares which were exchanged for Apollo Shares in accordance with section 3.01 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Linear Shares formerly represented by such certificate and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Apollo Shares which such holder is entitled to receive in accordance with section 3.02 hereof.

(b)       After the Effective Time and until surrendered for cancellation as contemplated by subsection 6.01(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Linear Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Apollo Shares which the holder of such certificate is entitled to receive in accordance with section 6.01(a) hereof.

Section 6.02     Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Linear Shares which were exchanged for Apollo Shares in accordance with section 3.01 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Apollo Shares which such holder is entitled to receive in accordance with section 3.02 hereof. When authorizing such delivery of a certificate representing the Apollo Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Apollo Shares is to be delivered shall, as a condition precedent to the delivery of such Apollo Shares, give a bond satisfactory to Apollo and the Depositary in such amount as Apollo and the Depositary may direct, or otherwise indemnify Apollo, Apollo Subco and the Depositary in a manner satisfactory to Apollo and the Depositary, against any claim that may be made against Apollo, Apollo Subco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of the Corporation.

Section 6.03     Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Apollo Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Linear Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.01 or section 6.02 hereof. Subject to applicable law and to section 6.04 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Apollo Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Apollo Shares.

Section 6.04     Withholding Rights

Apollo and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Linear Shareholder such amounts as Apollo, Apollo Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Linear Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 6.05     Limitation and Proscription.

To the extent that a Former Linear Shareholder shall not have complied with the provisions of section 6.01 or section 6.02 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the Apollo Shares which such Former Linear Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Apollo Shares shall be delivered to Apollo by the Depositary for cancellation and shall be cancelled by Apollo, and the interest of the Former Linear Shareholder in such Apollo Shares shall be terminated as of such final proscription date.

ARTICLE 7
AMENDMENTS

Section 7.01     Amendments to Plan of Arrangement

(a)       Apollo and Linear reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Apollo and Linear, (iii) filed with the Court and, if made following the Linear Meeting, approved by the Court, and (iv) communicated to Former Linear Shareholders if and as required by the Court.

(b)       Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Linear at any time prior to the Linear Meeting provided that Apollo shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Linear Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)       Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Linear Meeting shall be effective only if (i) it is consented to in writing by each of Apollo and Linear, and (ii) if required by the Court, it is consented to by holders of the Linear Shares voting in the manner directed by the Court.

SCHEDULE “B”
LINEAR COVERTIBLE SECURITIES

Linear Convertible Securities	Number Outstanding	Expiry Date	Exercise Price
Linear Warrants	2,322,728	March 19, 2011	$1.50
	5,203,750	November 19, 2014	$3.00
	651,286	November 19, 2011	$2.15
Total	8,177,764

Linear Options	705,000	January 9, 2013	$3.00
	10,000	February 28, 2013	$3.00
	50,000	July 20, 2013	$3.00
	885,000	February 6, 2014	$1.05
	25,000	February 19, 2014	$1.05
	5,000	March 4, 2014	$1.05
	405,000	July 29, 2014	$1.37
	250,000	August 4, 2012	$1.50
	75,000	August 24, 2014	$2.18
	250,000	August 26, 2014	$2.00
	30,000	September 9, 2014	$2.10
	80,000	October 5, 2014	$2.40
Total	2,770,000